                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MAXXAM Inc.:

We have audited the accompanying consolidated balance sheets of MAXXAM Inc. (a
Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit)
and cash flows for each of the three years in the period ended December 31,
2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, on February 12,
2002, Kaiser Aluminum Corporation (Kaiser), a majority owned consolidated subsidiary of MAXXAM Inc., and certain of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result, Kaiser's financial results will be deconsolidated beginning February
12, 2002 and MAXXAM Inc. will begin reporting its investment in Kaiser using the cost method. Kaiser and subsidiaries represent 69 percent and 73 percent of
MAXXAM Inc.'s total consolidated assets at December 31, 2001 and 2000, and 86 percent, 87 percent and 87 percent of its total consolidated revenues for the years ended December 31, 2001, 2000 and 1999, respectively. See Note 1 for a discussion of the impact on MAXXAM Inc.'s consolidated financial statements.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item
14(a)(2) of this Form 10-K is presented for purposes of complying with the
Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                    ARTHUR ANDERSEN LLP

Houston, Texas
April 12, 2002

                          MAXXAM INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001         2000
                                                                                            -----------  ----------
ASSETS
Current assets:
   Cash and cash equivalents............................................................... $    272.2   $   353.2
   Marketable securities...................................................................      152.8        44.6
   Receivables:
      Trade, net of allowance for doubtful accounts of $10.0 and $6.4, respectively........      140.5       202.3
      Other................................................................................       91.6       251.6
   Inventories.............................................................................      364.7       451.3
   Prepaid expenses and other current assets...............................................      134.2       203.1
                                                                                            -----------  ----------
        Total current assets...............................................................    1,156.0     1,506.1
Property, plant and equipment, net of accumulated depreciation of $1,094.7 and
   $1,033.0, respectively..................................................................    1,499.5     1,331.3
Timber and timberlands, net of accumulated depletion of $193.6 and $183.8, respectively....      235.1       244.3
Investments in and advances to unconsolidated affiliates...................................       70.9        85.5
Deferred income taxes......................................................................      109.6       553.1
Restricted cash, marketable securities and other investments...............................       98.5       106.3
Long-term receivables and other assets.....................................................      765.7       677.4
                                                                                            -----------  ----------
                                                                                            $  3,935.3   $ 4,504.0
                                                                                            ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable........................................................................ $    180.4   $   248.7
   Accrued interest........................................................................       66.1        70.1
   Accrued compensation and related benefits...............................................      168.3       180.8
   Other accrued liabilities...............................................................      248.6       313.5
   Payable to affiliates...................................................................       52.9        78.3
   Short-term borrowings and current maturities of long-term debt, excluding $2.3 and
      $2.2, respectively, of repurchased Timber Notes held in the SAR Account..............      217.2        98.4
                                                                                            -----------  ----------
        Total current liabilities..........................................................      933.5       989.8
Long-term debt, less current maturities and excluding $55.4 and $57.7, respectively, of
   repurchased Timber Notes held in the SAR Account........................................    1,706.8     1,885.0
Accrued postretirement medical benefits....................................................      652.4       667.4
Other noncurrent liabilities...............................................................      999.7       779.9
                                                                                            -----------  ----------
        Total liabilities..................................................................    4,292.4     4,322.1
                                                                                            -----------  ----------
Commitments and contingencies (see Note 16)
Minority interests.........................................................................      118.5       132.8
Stockholders' equity (deficit):
   Preferred stock, $0.50 par value; 12,500,000 shares authorized; Class A $0.05
      Non-Cumulative Participating Convertible Preferred Stock; 669,235 and
      669,355
      shares issued, respectively..........................................................        0.3         0.3
   Common stock, $0.50 par value; 28,000,000 shares authorized;
      10,063,359 shares issued.............................................................        5.0         5.0
   Additional capital......................................................................      225.3       225.3
   Accumulated deficit.....................................................................     (524.2)      (68.2)
   Accumulated other comprehensive loss....................................................      (66.3)       (0.5)
    Treasury stock, at cost (shares held:  preferred - 845; common - 3,535,688
      and 3,315,008, respectively).........................................................     (115.7)     (112.8)
                                                                                            -----------  ----------
        Total stockholders' equity (deficit)...............................................     (475.6)       49.1
                                                                                            -----------  ----------
                                                                                            $  3,935.3   $ 4,504.0
                                                                                            ===========  ==========
                          MAXXAM INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
             (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                             --------------------------------------
                                                                                2001         2000          1999
                                                                             -----------  -----------  ------------
Net sales:
   Aluminum................................................................  $  1,732.7   $  2,169.8   $   2,083.6
   Forest products.........................................................       185.3        200.1         187.8
   Real estate.............................................................        69.1         47.2          52.0
   Racing..................................................................        31.1         30.9          27.3
                                                                             -----------  -----------  ------------
                                                                                2,018.2      2,448.0       2,350.7
                                                                             -----------  -----------  ------------
Cost and expenses:
   Cost of sales and operations:
      Aluminum.............................................................     1,457.1      1,798.3       1,898.5
      Forest products......................................................       170.3        157.4         159.5
      Real estate..........................................................        28.4         24.1          29.7
      Racing...............................................................        20.4         19.5          15.9
   Selling, general and administrative expenses............................       163.6        168.7         170.4
   Impairment of assets....................................................        19.9         51.2          19.8
   Depreciation, depletion and amortization................................       113.1         98.2         108.4
                                                                             -----------  -----------  ------------
                                                                                1,972.8      2,317.4       2,402.2
                                                                             -----------  -----------  ------------

Operating income (loss)....................................................        45.4        130.6         (51.5)

Other income (expense):
   Gains on sale of an interest in QAL.....................................       163.6            -             -
   Gains on sales of timberlands...........................................        16.7          60.0        239.8
   Gain on involuntary conversion at Gramercy facility.....................           -            -          85.0
   Investment, interest and other income (expense), net....................         1.0         62.7          18.3
   Interest expense........................................................      (182.9)      (185.9)       (190.1)
   Amortization of deferred financing costs................................        (7.8)        (7.1)         (7.0)
                                                                             -----------  -----------  ------------
Income before income taxes, minority interests and extraordinary items.....        36.0         60.3          94.5
Provision for income taxes.................................................      (533.7)       (27.1)        (43.7)
Minority interests.........................................................        38.1         (3.2)         22.8
                                                                             -----------  -----------  ------------
Income (loss) before extraordinary items...................................      (459.6)        30.0          73.6
Extraordinary items:
   Gains on repurchases of debt, net of income tax provision of $2.0
      and $2.4, respectively...............................................         3.6          3.9             -
                                                                             -----------  -----------  ------------
Net income (loss)..........................................................  $   (456.0)  $     33.9   $      73.6
                                                                             ===========  ===========  ============

Basic earnings (loss) per common share:
   Income (loss) before extraordinary items................................  $   (69.83)  $     3.95   $      9.58
   Extraordinary items.....................................................        0.55         0.52             -
                                                                             -----------  -----------  ------------
   Net income (loss).......................................................  $   (69.28)  $     4.47   $      9.58
                                                                             ===========  ===========  ============

Diluted earnings (loss) per common and common equivalent share:
   Income (loss) before extraordinary items................................  $   (69.83)  $     3.95   $      9.49
   Extraordinary items.....................................................        0.55         0.52             -
                                                                             -----------  -----------  ------------
   Net income (loss).......................................................  $   (69.28)  $     4.47   $      9.49
                                                                             ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                   (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                                     ACCUMU-
                                                                                     LATED
                                              COMMON STOCK                           OTHER
                                              ------------                           COMPRE-                       COMPRE-
                                 PREFERRED                        ADDI-    ACCUMU-   HENSIVE                       HENSIVE
                                   STOCK                         TIONAL     LATED    INCOME   TREASURY             INCOME
                                 ($.50 PAR)  Shares  ($.50 Par)  CAPITAL   DEFICIT   (LOSS)    STOCK     TOTAL     (LOSS)
                                 ---------   ------  ----------  -------  --------- -------- --------- --------- ---------
Balance, December 31, 1998...... $    0.3       7.0  $    5.0    $ 222.8   $ (175.7) $     -  $ (109.2) $  (56.8)
   Net income...................        -         -         -          -       73.6        -         -      73.6 $    73.6
   Minimum pension liability
       adjustment...............        -         -         -          -          -     (0.7)        -      (0.7)     (0.7)
                                                                                                                 ---------
   Comprehensive income.........                                                                                 $   72.9
                                                                                                                 =========
   Treasury stock issuances.....        -         -         -        2.5          -        -       9.2      11.7
                                 ---------   ------- ----------  -------  --------- -------- --------- ---------

Balance, December 31, 1999......      0.3       7.0       5.0      225.3     (102.1)    (0.7)   (100.0)     27.8
   Net income...................        -         -         -          -       33.9        -         -      33.9 $    33.9
   Minimum pension liability
       adjustment...............        -         -         -          -          -     (0.4)        -      (0.4)     (0.4)
     Change in value of
     available-for-sale
     investments................        -         -         -          -          -      0.6         -       0.6       0.6
                                                                                                                 ---------
   Comprehensive income.........                                                                                 $    34.1
                                                                                                                 =========
   Treasury stock purchases.....        -         -         -          -          -        -     (12.8)    (12.8)
                                 ---------   ------- ----------  -------  --------- -------- --------- ---------

Balance, December 31, 2000......      0.3       7.0       5.0      225.3      (68.2)    (0.5)   (112.8)     49.1
   Net loss.....................        -         -         -          -     (456.0)       -         -    (456.0)$  (456.0)
   Minimum pension liability
     adjustment.................        -         -         -          -          -    (65.1)        -     (65.1)    (65.1)

   Cumulative effect of
     accounting change..........        -         -         -          -          -      1.8         -       1.8       1.8

   Unrealized net gain on
     derivative instruments
     arising during the period..        -         -         -          -          -     33.1         -      33.1      33.1
   Reclassification
     adjustment for realized
     net gain on derivative
     instruments included
     in net income..............        -         -         -          -          -    (10.9)        -     (10.9)    (10.9)
   Adjustment of valuation
     allowances for net deferred
     income tax assets provided
     in respect of items
     reflected in other
     comprehensive income.......        -         -         -          -          -    (25.0)        -     (25.0)    (25.0)
   Change in value of
     available-for-sale
     investments................        -         -         -          -          -      0.3         -       0.3       0.3
                                                                                                                 ---------
   Comprehensive loss...........                                                                                 $  (521.8)
                                                                                                                 =========
   Treasury stock purchases.....        -         -         -          -          -        -      (2.9)     (2.9)
                                 ---------   ------- ----------  -------  --------- -------- --------- ---------
Balance, December 31, 2001...... $    0.3       7.0  $    5.0    $ 225.3   $ (524.2) $ (66.3) $ (115.7) $ (475.6)
                                 =========   ======= ==========  =======  ========= ======== ========= =========

                          MAXXAM INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                      -----------------------------
                                                                                        2001       2000      1999
                                                                                      ---------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)................................................................  $ (456.0)  $  33.9   $  73.6
   Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
      Depreciation, depletion and amortization......................................     113.1      98.2     108.4
      Non-cash impairments and restructuring charges................................      49.9      63.2      19.8
      Extraordinary gains on repurchases of debt, net...............................      (3.6)     (3.9)        -
      Stock-based compensation expense..............................................         -         -      11.7
      Gain on sale of QAL interest..................................................    (163.6)        -         -
      Gains on sales of timberlands.................................................     (16.7)    (60.0)   (239.8)
      Gain on involuntary conversion at Gramercy facility...........................         -         -     (85.0)
      Net gains on marketable securities............................................      (8.0)    (27.9)    (18.2)
      Net gains on other asset dispositions.........................................      (9.6)    (51.9)    (45.3)
      Minority interests............................................................     (38.1)      3.2     (22.8)
      Amortization of deferred financing costs and discounts on long-term debt......       7.8       7.1       7.3
      Equity in earnings (loss) of unconsolidated affiliates, net of
        dividends received                                                                 0.8      18.7      (4.6)
      Other.........................................................................       7.0         -         -
      Increase (decrease) in cash resulting from changes in:
        Receivables.................................................................     228.1    (167.5)     24.4
        Inventories.................................................................      69.8     113.7      (4.7)
        Prepaid expenses and other assets...........................................      21.1      18.2     (60.4)
        Accounts payable............................................................     (36.2)    (29.1)     59.9
        Accrued and deferred income taxes...........................................     505.2       5.3      19.7
        Payable to affiliates and other accrued liabilities.........................     (49.0)     66.9      16.8
        Accrued interest............................................................      (4.1)     (2.3)        -
        Long-term assets and long-term liabilities..................................     (21.6)    (66.0)     20.7
      Other.........................................................................      12.3      19.0      (6.6)
                                                                                      ---------  --------  --------
        Net cash provided by (used for) operating activities........................     208.6      38.8    (125.1)
                                                                                      ---------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net proceeds from dispositions of property and investments.......................     191.6     252.2     375.1
   Net sales (purchases) of marketable securities and other investments.............     (99.4)     42.0      (4.8)
   Capital expenditures.............................................................    (333.3)   (288.3)    (95.8)
   Restricted cash withdrawals used to acquire timberlands..........................         -       0.8      12.9
   Other............................................................................       2.4       0.1      (3.3)
                                                                                      ---------  --------  --------
        Net cash provided by (used for) investing activities........................    (238.7)      6.8     284.1
                                                                                      ---------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuances of long-term debt........................................     136.2      32.4       2.9
   Redemptions, repurchases of and principal payments on long-term debt.............    (131.1)    (44.6)    (19.6)
   Borrowings (repayments) under revolving and short-term credit facilities.........     (49.5)     62.2      10.4
   Incurrence of deferred financing costs...........................................      (5.4)     (2.5)     (0.7)
   Redemption of Kaiser preference stock............................................      (5.6)        -         -
   Restricted cash deposits (withdrawals), net......................................       7.4       0.2    (170.3)
   Treasury stock repurchases.......................................................      (2.9)    (12.8)        -
   Other............................................................................         -      (3.0)     (0.2)
                                                                                      ---------  --------  --------
        Net cash provided by (used for) financing activities........................     (50.9)     31.9    (177.5)
                                                                                      ---------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................     (81.0)     77.5     (18.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................     353.2     275.7     294.2
                                                                                      ---------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................................  $  272.2   $ 353.2   $ 275.7
                                                                                      =========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

      The Company
      The consolidated financial statements include the accounts of MAXXAM Inc.
and its majority and wholly owned subsidiaries. All references to the "COMPANY"
include MAXXAM Inc. and its majority owned and wholly owned subsidiaries, unless otherwise indicated or the context indicates otherwise. Intercompany balances and transactions have been eliminated. Investments in affiliates (20% to
50%-owned) are accounted for utilizing the equity method of accounting.

      The Company is a holding company and, as such, conducts substantially all of its operations through its subsidiaries. The Company operates in four principal industries:

-     Aluminum, through its majority owned subsidiary, Kaiser Aluminum
      Corporation ("KAISER", 62% owned as of December 31, 2001), an aluminum producer. Kaiser, through its wholly owned principal operating subsidiary,
      Kaiser Aluminum & Chemical Corporation ("KACC"), operates in several principal aspects of the aluminum industry - the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of aluminum and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina (before consideration of the Gramercy incident described in Note 3) and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties. A substantial portion of the
      Company's consolidated assets, liabilities, revenues, results of operations and cash flows are attributable to Kaiser (see Note 2).

-     Forest products, through MAXXAM Group Inc. ("MGI") and MGI's wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and Britt
      Lumber Co., Inc. ("BRITT"). MGI operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and
      Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products.

-     Real estate investment and development, managed through its wholly owned subsidiary, MAXXAM Property Company. The Company, principally through its wholly owned subsidiaries, is engaged in the business of residential and commercial real estate investment and development, primarily in Arizona,
      Puerto Rico, California, and Texas.

-     Racing operations, through Sam Houston Race Park, Ltd. ("SHRP, LTD."), a
      Texas limited partnership, in which the Company currently owns a 100%
      interest. SHRP, Ltd. owns and operates a Class 1 pari-mutuel horse racing facility in the greater Houston metropolitan area and a pari-mutuel greyhound racing facility in Harlingen, Texas.

Results and activities for MAXXAM Inc. (excluding its subsidiaries) and for
MAXXAM Group Holdings Inc. ("MGHI") are not included in the above segments. MGHI owns 100% of MGI and is a wholly owned subsidiary of the Company.

      Principles of Consolidation - Kaiser
      Under generally accepted accounting principles, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. Under these rules, legal reorganization or bankruptcy represent conditions which can preclude consolidation in instances where control rests with the bankruptcy court, rather than the majority owner. As discussed below, on February 12, 2002,
Kaiser and certain of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result, Kaiser's financial results were deconsolidated beginning February 12, 2002, and the Company began reporting its investment in Kaiser using the cost method. As a result, the Company is required to recognize amounts previously reported as Other Comprehensive Income
(a component of stockholders' deficit) in its income statement upon deconsolidation. Those amounts are expected to be approximately $65 million. The
Company's losses recognized in excess of its investment in Kaiser are significant ($450.2 million at December 31, 2001). The Company believes additional losses related to its investment in Kaiser are not probable and, accordingly, it expects to reverse its losses in excess of its investment in
Kaiser on February 12, 2002. Since Kaiser's results are no longer consolidated as of February 12, 2002, any adjustments made to Kaiser's financial statements subsequent to February 12, 2002 (relating to the recoverability and classification of recorded asset amounts and classification of liabilities or the effects on existing stockholders' equity as well as adjustments made to
Kaiser's financial information for loss contingencies and other matters discussed in the notes to consolidated financial statements) are not expected to impact the Company's financial results. No assurances can be given that the
Company's ownership interest in Kaiser will not be significantly diluted or cancelled.

      The following condensed pro forma financial information reflects Kaiser's results on a deconsolidated basis, but does not reflect the impact of reporting the Company's investment in Kaiser on the cost method (in millions).

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                         2001
                                                                    --------------
Revenues..........................................................  $       285.5
Costs and expenses................................................          311.0
                                                                    --------------
Operating income (loss)...........................................          (25.5)
MAXXAM's equity in Kaiser's losses................................         (421.6)
Other income (expenses) - net.....................................          (31.2)
Income tax benefit................................................           18.7
                                                                    --------------
Loss before extraordinary item....................................         (459.6)
Extraordinary item................................................            3.6
                                                                    --------------
Net loss..........................................................  $      (456.0)
                                                                    ==============

                                                                     DECEMBER 31,
                                                                         2001
                                                                    --------------
Current assets....................................................  $       398.2
Property, plant, and equipment (net)..............................          293.2
Investment in subsidiaries........................................            8.0
Other assets......................................................          538.1
                                                                    --------------
      Total assets................................................  $     1,237.5
                                                                    ==============
Current liabilities...............................................          133.8
Long-term debt, less current maturities...........................        1,003.6
Other liabilities.................................................          125.5
Losses recognized in excess of investment in Kaiser...............          450.2
                                                                    --------------
      Total liabilities...........................................        1,713.1
Stockholders' deficit.............................................         (475.6)
                                                                    --------------
      Total liabilities and stockholders' deficit.................  $     1,237.5
                                                                    ==============

      Reorganization Proceedings
      On February 12, 2002, Kaiser, KACC and 13 of KACC's wholly owned subsidiaries filed separate voluntary petitions in the United States Bankruptcy
Court for the District of Delaware (the "COURT") for reorganization under
Chapter 11 of the United States Bankruptcy Code (the "CODE"). On March 15, 2002,
two additional wholly owned subsidiaries of KACC filed similar petitions.
Kaiser, KACC and the 15 subsidiaries of KACC that have filed petitions are collectively referred to herein as the "Debtors" and the Chapter 11 proceedings of these entities are collectively referred to herein as the "Cases." For purposes of these financial statements, the term "Filing Date" shall mean with respect to any particular Debtor, the date on which such Debtor filed its Case.
The wholly owned subsidiaries of KACC included in the Cases are: Kaiser Bellwood
Corporation, Kaiser Aluminium International, Inc., Kaiser Aluminum Technical
Services, Inc., Kaiser Alumina Australia Corporation (and its wholly owned subsidiary, Kaiser Finance Corporation) and ten other entities with limited balances or activities. None of Kaiser's non-U.S. affiliates were included in the Cases. The Cases are being jointly administered with the Debtors managing their businesses in the ordinary course as debtors-in-possession subject to the control and supervision of the Court.

      The necessity for filing the Cases was attributable to the liquidity and cash flow problems of Kaiser arising in late 2001 and early 2002. Kaiser was facing significant near-term debt maturities at a time of unusually weak aluminum industry business conditions, depressed aluminum prices and a broad economic slowdown that was further exacerbated by the events of September 11,
2001. In addition, Kaiser had become increasingly burdened by the asbestos litigation (see Note 16) and growing legacy obligations for retiree medical and pension costs (see Note 13). The confluence of these factors created the prospect of continuing operating losses and negative cash flow, resulting in lower credit ratings and an inability to access the capital markets.

      The outstanding principal of, and accrued interest on, all long-term debt of Kaiser became immediately due and payable as a result of the commencement of the Cases. However, the vast majority of the claims in existence at the Filing
Date (including claims for principal and accrued interest and substantially all legal proceedings) are stayed (deferred) while Kaiser continues to manage the businesses. The Court has, however, upon motion by the Debtors, permitted the
Debtors to pay or otherwise honor certain unsecured pre-Filing Date claims, including employee wages and benefits and customer claims in the ordinary course of business, subject to certain limitations, and to fund, on an interim basis pending a final determination of the issue by the Court, its joint ventures in the ordinary course of business. The Debtors also have the right to assume or reject executory contracts, subject to Court approval and certain other limitations. In this context, "assumption" means that the Debtors agree to perform their obligations and cure certain existing defaults under an executory contract and "rejection" means that the Debtors are relieved from their obligations to perform further under an executory contract and are subject only to a claim for damages for the breach thereof. Any claim for damages resulting from the rejection of an executory contract is treated as a general unsecured claim in the Cases.

      Generally, pre-Filing Date claims against the Debtors will fall into two categories: secured and unsecured, including certain contingent or unliquidated claims. Under the Code, a creditor's claim is treated as secured only to the extent of the value of the collateral securing such claim, with the balance of such claim being treated as unsecured. Unsecured and partially secured claims do not accrue interest after the Filing Date. A fully secured claim, however, does accrue interest after the Filing Date until the amount due and owing to the secured creditor, including interest accrued after the Filing Date, is equal to the value of the collateral securing such claim. The amount and validity of pre-Filing Date contingent or unliquidated claims, although presently unknown, ultimately may be established by the Court or by agreement of the parties. As a result of the Cases, additional pre-Filing Date claims and liabilities may be asserted, some of which may be significant. No provision has been included in the accompanying financial statements or the financial data and information of
Kaiser included herein for such potential claims and additional liabilities that may be filed on or before a date to be fixed by the Court as the last day to file proofs of claim.

      The following table sets forth certain 2001 financial information for the
Debtors compared to the consolidated financial information of Kaiser (in millions).

                        CONDENSED BALANCE SHEET OF KAISER
                                DECEMBER 31, 2001

                                                         DEBTORS        KAISER
                                                      ------------   -------------

Current assets......................................  $     607.6    $      759.2
Investments in subsidiaries.........................      1,390.4            63.0
Intercompany receivables (payables).................     (1,004.0)              -
Property and equipment, net.........................        825.5         1,215.4
Deferred income taxes...............................        (66.6)              -
Other assets........................................        696.9           706.1
                                                      ------------   -------------
                                                      $   2,449.8    $    2,743.7
                                                      ============   =============

Current liabilities.................................  $     702.0    $      803.4
Other long-term liabilities.........................      1,510.2         1,562.1
Long-term debt......................................        678.7           700.8
Minority interests..................................            -           118.5
Stockholders' deficit...............................       (441.1)         (441.1)
                                                      ------------   -------------
                                                      $   2,449.8    $    2,743.7
                                                      ============   =============

                     CONDENSED STATEMENT OF INCOME OF KAISER
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                           DEBTORS          KAISER
                                                        ------------  -------------

Net sales.............................................  $   1,252.8   $    1,732.7
Costs and expenses:
   Operating costs and expenses.......................      1,354.0        1,831.4
   Non-recurring operating items......................       (167.2)        (163.6)
                                                        ------------  -------------
Operating income......................................          66.0          64.9
Interest expense......................................       (106.5)        (109.0)
Other income (expense), net...........................        131.8          130.8
Provision for income tax..............................       (548.9)        (550.2)
Minority interests....................................            -            4.1
Equity in income of subsidiaries......................         11.7              -
                                                        ------------  -------------
Net loss..............................................  $    (445.9)  $     (459.4)
                                                        ============  =============

      Kaiser's objective is to achieve the highest possible recoveries for all creditors and stockholders, consistent with the Debtors' abilities to pay and the continuation of their businesses. However, there can be no assurance that the Debtors will be able to attain these objectives or achieve a successful reorganization. Further, there can be no assurance that the liabilities of the
Debtors will not be found to exceed the fair value of their assets. This could result in claims being paid at less than 100% of their face value and the equity of Kaiser's stockholders, including the Company, being diluted or cancelled.

      Under the Code, the rights of and ultimate payments to pre-Filing Date creditors and stockholders may be substantially altered. At this time, it is not possible to predict the outcome of the Cases, in general, or the effect of the
Cases on the businesses of the Debtors or on the interests of creditors and stockholders.

      Two creditors' committees, one representing the unsecured creditors and the other representing the asbestos claimants, have been appointed as official committees in the Cases and, in accordance with the provisions of the Code, will have the right to be heard on all matters that come before the Court. The
Debtors expect that the appointed committees, together with a legal representative of potential future asbestos claimants to be appointed by the
Court, will play important roles in the Cases and the negotiation of the terms of any plan or plans of reorganization. The Debtors are required to bear certain of the committees' costs and expenses, including those of their counsel and other advisors.

      The Debtors anticipate that substantially all liabilities of the Debtors as of the date of the Filing will be resolved under one or more plans of reorganization to be proposed and voted on in the Cases in accordance with the provisions of the Code. Although the Debtors intend to file and seek confirmation of such a plan or plans, there can be no assurance as to when the
Debtors will file such a plan or plans, or that such plan or plans will be confirmed by the Court and consummated.

      As provided by the Code, the Debtors initially have the exclusive right to propose a plan of reorganization for 120 days following the Filing Date. If the
Debtors fail to file a plan of reorganization during such period or any extension thereof, or if such plan is not accepted by the requisite number of creditors and equity holders entitled to vote on the plan, other parties in interest in the Cases may be permitted to propose their own plan(s) of reorganization for the Debtors.

      In March 2002, the Company filed a suit with the Court asking the Court to find that it has no further obligations to the Debtors under certain tax allocation agreements. The Company's suit is based on the assertion that the agreements are personal contracts and financial accommodations which cannot be assumed under the Code.

      On April 12, 2002, Kaiser filed with the Court a motion seeking an order of the Court prohibiting the Company (or MGHI), without first seeking Court relief, from making any disposition of its stock of Kaiser, including any sale, transfer, or exchange of such stock or treating any of its Kaiser stock as worthless for federal income tax purposes. Kaiser indicated in its Court filing that it was concerned that such a transaction could have the effect of depriving
Kaiser of the ability to utilize the full value of its net operating losses, foreign tax credits and minimum tax credits. The Company is in the process of analyzing the motion and other materials which were filed with the Court.

      The financial information of Kaiser contained herein and consolidated with the Company's results has been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business; however, as a result of the commencement of the
Cases, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties. Specifically, but not all inclusive, the financial information of Kaiser for the year ended December 31, 2001, contained herein does not present: (a) the classification of any long-term debt which is in default as a current liability, (b) the realizable value of assets on a liquidation basis or the availability of such assets to satisfy liabilities, (c)
the amount which will ultimately be paid to settle liabilities and contingencies which may be allowed in the Cases, or (d) the effect of any changes which may be made in connection with the Company's investment in Kaiser or with the Debtors'
operations resulting from a plan of reorganization. Because of the ongoing nature of the Cases, the discussions and financial information of Kaiser contained herein are subject to material uncertainties. However, since Kaiser's results will no longer be consolidated with the Company's results and the
Company believes additional losses related to its investment in Kaiser are not probable, the material uncertainties related to Kaiser (and disclosed herein)
are not expected to impact the Company's financial results subsequent to the
Filing Date.

      Use of Estimates and Assumptions
      The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to filing the consolidated financial statements with the Securities and Exchange
Commission. Adjustments made using estimates often relate to improved information not previously available. Uncertainties regarding such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, actual results could differ from estimates, and it is possible that the subsequent resolution of any one of the contingent matters described in Note 16 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

      Reclassifications and Other Matters
      Certain reclassifications have been made to prior years' consolidated financial statements to be consistent with the current year's presentation.

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Prepaid Expenses and Other Current Assets; Long-term Receivables and Other
      Assets
      Direct costs associated with the preparation of timber harvesting plans
("THPS") are capitalized and reflected in prepaid expenses and other current assets on the balance sheet. These costs are expensed as the timber covered by the related THP is harvested. Costs associated with the preparation of a sustained yield plan ("SYP") and a multi-species habitat conservation plan
("HCP") are capitalized and reflected in long-term receivables and other assets.
These costs are being amortized over 10 years.

      Timber and Timberlands
      Timber and timberlands are stated at cost, net of accumulated depletion.
Depletion is computed utilizing the unit-of-production method based upon estimates of timber quantities. Periodically, the Company will reassess its depletion rates considering currently estimated merchantable timber and will adjust depletion rates prospectively.

      Concentrations of Credit Risk
      Cash equivalents and restricted marketable securities are invested primarily in investment grade debt instruments as well as other types of corporate and government debt obligations. The Company mitigates its concentration of credit risk with respect to these investments by generally purchasing high grade investments (ratings of A1/P1 short-term or at least AA/aa long-term debt). No more than 10% is invested in the same issue. Unrestricted marketable securities are invested in debt securities, corporate common stocks and option contracts. These investments are held in a limited partnership interest managed by a financial institution.

      Revenue Recognition
      The Company recognizes revenues for alumina, primary aluminum and fabricated aluminum products when title, ownership and risk of loss pass to the buyer. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease.

      Revenues from the sale of logs, lumber products and by-products are recorded when the legal ownership and the risk of loss passes to the buyer, which is generally at the time of shipment.

      The Company recognizes income from land sales in accordance with Statement of Financial Accounting Standards ("SFAS") No. 66, "Accounting for Sales of Real
Estate" ("SFAS NO. 66"). In accordance with SFAS No. 66, certain real estate sales are accounted for under the percentage of completion method, whereby income is recognized based on the estimated stage of completion of individual contracts. The unrecognized income associated with such sales has been recorded as deferred real estate sales and is reflected in other noncurrent liabilities on the balance sheet. Additionally, in certain circumstances the cost recovery or installment method is used whereby the gross profit associated with these transactions is deferred and recognized when appropriate. The unrecognized income associated with such sales is reflected as a reduction of long-term receivables and other assets in the balance sheet.

      The Company recognizes revenues from net pari-mutuel commissions received on live and simulcast horse and greyhound racing in the period in which the performance occurred. These revenues are net of certain payments determined in accordance with state regulations and contracts. The Company also receives revenues in the form of fees paid by other racetracks for the broadcast of the
Company's live races to the offsite locations. Other sources of revenue include food and beverage sales, admission and parking fees, corporate sponsorships and advertising, club memberships, suite rentals and other miscellaneous items.

      Deferred Financing Costs
      Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing.

      Foreign Currency
      The Company uses the United States dollar as the functional currency for its foreign operations.

      Derivative Financial Instruments
      Kaiser utilizes derivative financial instruments primarily to mitigate its exposure to changes in prices for certain of the products which Kaiser sells and consumes and, to a lesser extent, to mitigate its exposure to changes in foreign currency exchange rates. Kaiser does not utilize derivative financial instruments for trading or other speculative purposes. Kaiser's derivative activities are initiated within guidelines established by management and approved by Kaiser's Board of Directors. Hedging transactions are executed centrally on behalf of all of Kaiser's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors. See Note 17.

      Accounting standards in place through December 31, 2000, provided that any interim fluctuations in option prices prior to the settlement date were deferred until the settlement date of the underlying hedged transaction, at which time they were recorded in net sales or cost of sales and operations (as applicable)
together with the related premium cost. No accounting recognition was accorded to interim fluctuations in prices of forward sales contracts. Hedge (deferral)
accounting would have been terminated (resulting in the applicable derivative positions being marked-to-market) if the level of underlying physical transactions ever fell below the net exposure hedged. This did not occur in 1999 or 2000.

      Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities" ("SFAS NO. 133")
which requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value by "marking-to-market" all of their hedging positions at each period-end (see
Note 17). This contrasts with pre-2001 accounting principles, which generally only require certain "non-qualifying" hedging positions to be marked-to-market.
Changes in the market value of the open hedging positions resulting from the mark-to-market process instruments represent unrealized gains or losses. Such unrealized gains or losses will fluctuate, based on prevailing market prices at each subsequent balance sheet date, until the transaction occurs. Under SFAS No.
133, these changes are recorded as an increase or reduction in stockholders'
equity through either other comprehensive income or net income, depending on the facts and circumstances with respect to the hedge and its documentation. To the extent that changes in the market values of Kaiser's hedging positions are initially recorded in other comprehensive income, such changes are reclassified from other comprehensive income (offset by any fluctuations in other "open"
positions) and are recorded in net income (included in net sales or cost of sales and operations, as applicable) when the subsequent physical transactions occur. Additionally, under SFAS No. 133, if the level of physical transactions ever falls below the net exposure hedged, "hedge" accounting must be terminated for such "excess" hedges. In such an instance, the mark-to-market changes on such excess hedges would be recorded in income rather than in other comprehensive income. This did not occur during 2001.

      SFAS No. 133 requires that, as of the date of initial adoption, the difference between the market value of derivative instruments recorded on the
Company's consolidated balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. Based on authoritative accounting literature issued during the first quarter of 2001, it was determined that all of the cumulative impact of adopting SFAS No. 133 should be recorded in other comprehensive income. The cumulative effect amount was reclassified to earnings during 2001. As a result of losses reported with respect to the Company's investment in Kaiser, no significant additional amounts relating to Kaiser's derivative activities are expected to be recorded by the
Company in 2002.

      Per Share Information
      Basic earnings (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of Common Stock issued and treasury stock acquired during the year from the date of issuance or repurchase and the dilutive effect of Class A Preferred Stock (which is convertible into Common Stock). Prior to 2001, the dilutive effect of the Class
A Preferred Stock was not included in the determination of basic earnings per share. However, in April 2001, the Financial Accounting Standards Board ("FASB")
clarified that securities which are convertible into common stock and participate in common stock dividends should be used in computing basic earnings per share if the effect is dilutive. Therefore the Class A Preferred Stock is included in the weighted average number of common and common equivalent shares for purposes of computing basic earnings per share for the periods in which the effect is dilutive. Basic earnings per share for the years ended December 31,
2000 and 1999, have been restated from that which was previously reported to reflect the new guidance. Diluted earnings per share calculations also include the dilutive effect of common and preferred stock options.

                                                                             2001            2000           1999
                                                                         -------------    -----------    -----------
Weighted average shares outstanding:
   Common Stock.........................................................    6,581,979      6,910,358      7,013,547
   Effect of dilution:
      Class A Preferred Stock...........................................            - (2)    668,510        668,590
                                                                         -------------    -----------    -----------
Weighted average number of common and common equivalent
    shares - Basic......................................................    6,581,979      7,578,868       7,682,137
   Effect of dilution:
      Stock options.....................................................            - (2)      1,568 (1)      73,010(1)
                                                                         -------------    -----------    -----------
Weighted average number of common and common equivalent
    shares - Diluted....................................................    6,581,979       7,580,436      7,755,147
                                                                         =============    ===========    ===========
------------------

(1)  Options to purchase 482,475, 483,575 and 239,275 shares of Common Stock outstanding during the years ended December 31, 2001, 2000 and 1999, respectively, were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Common Stock.
(2)  The Company had a loss for the year ended December 31, 2001; the Class A
     Preferred Stock and options were therefore not included in the computation of earnings per share for the period.

      New Accounting Standards
      In June 2001, the Financial Accounting Standards Board issued SFAS Nos.
141, "Business Combinations" ("SFAS NO. 141") and SFAS No. 142, "Goodwill and
Other Intangible Assets" ("SFAS NO. 142"). SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The provisions of SFAS No. 142 apply to all business combinations initiated after June 30, 2001, and are required to be implemented effective January 1, 2002. Through the year ended December 31, 2001, the goodwill associated with Kaiser's acquisition of the Chandler, Arizona facility (see Note 5) was being amortized on a straight-line basis over 20 years. Beginning with the first quarter of 2002, Kaiser discontinued the amortization of goodwill consistent with SFAS No. 142. However, the discontinuance of amortization of goodwill will not have a material effect on the Company's results). In addition, the Company will review goodwill for impairment at least annually. As of December 31, 2001, unamortized goodwill
(which was attributable solely to subsidiaries of Kaiser) was approximately
$11.4 million and was included in long-term receivables and other assets in the accompanying consolidated balance sheets. This unamortized goodwill will be eliminated at deconsolidation on February 12, 2002. The Company does not currently expect the adoption of SFAS No. 141 and 142 to have a material impact on its financial statements.

      In June 2001, the Financial Accounting Standards Board issued SFAS No.
143, "Accounting for Asset Retirement Obligations" ("SFAS NO. 143"), which addresses accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs.
The Company is required to adopt SFAS No. 143 beginning on January 1, 2003. In general, SFAS No. 143 requires the recognition of a liability resulting from anticipated asset retirement obligations, offset by an increase in the value of the associated productive asset for such anticipated costs. Over the life of the asset, depreciation expense is to include the ratable expensing of the retirement cost included with the asset value. The statement applies to all legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and (or) the normal operation of a long-lived asset, except for certain lease obligations.
Excluded from this statement are obligations arising solely from a plan to dispose of a long-lived asset and obligations that result from the improper operation of an asset (i.e. the type of environmental obligations discussed in
Note 16).

      The Company's consolidated financial statements already reflect reclamation obligations by Kaiser's bauxite mining operations in accordance with accounting policies consistent with SFAS No. 143. At December 31, 2001, the amount of the accrued reclamation obligations included in the consolidated financial statements was approximately $3.1 million after considering expenditures in 2001 of approximately $3.0 million. The Company is continuing its evaluation of SFAS No. 143. A decision as to the formal adoption of SFAS No.
143 has not been made with respect to any other items that may be applicable.
However, the Company does not currently expect the adoption of SFAS No. 143 to have a material impact on its future financial statements.

      In August 2001, the Financial Accounting Standards Board issued SFAS No.
144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS NO.
144"), which sets forth new guidance for accounting and reporting for impairment or disposal of long-lived assets. The provisions of SFAS 144 are effective for the Company beginning on January 1, 2002. Based on presently available estimates, the new impairment and disposal rules are not expected to result in the recognition of material impairment losses in 2002 beyond those reported as of December 31, 2001 (See Note 2). In addition to the new guidance on impairments, SFAS No. 144 broadens the applicability of the provisions of
Accounting Principles Board Opinion 30 for the presentation of discontinued
operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. Effective after December 31,
2001, when the Company commits a plan of sale of a component of an entity, such component will be presented as a discontinued operation if the operations and cash flows of the component will be eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. Although this provision will not affect the total amount reported for net income, the income statements of prior periods will be reclassified to report the results of operations of the component separately when a component of an entity is reported as a discontinued
operation. The Company does not currently expect the adoption of SFAS No. 144 to have a material impact on its financial statements.

2.    SEGMENT INFORMATION AND SPECIAL CHARGES

      Reportable Segments
      As discussed in Note 1, the Company is a holding company with four reportable segments; its operations are organized and managed as distinct business units which offer different products and services and are managed separately through the Company's subsidiaries.

      The accounting policies of the segments are the same as those described in
Note 1. The Company evaluates segment performance based on profit or loss from operations before income taxes and minority interests.

      The following table presents financial information by reportable segment
(in millions).

                                                      FOREST       REAL       RACING                  CONSOLIDATED
                          DECEMBER 31,   ALUMINUM    PRODUCTS     ESTATE    OPERATIONS    CORPORATE       TOTAL
                          -----------  ------------ -----------  --------  ------------ ------------ --------------
Net sales to unaffiliated
   customers                 2001      $   1,732.7  $    185.3   $  69.1   $      31.1  $         -  $     2,018.2
                             2000          2,169.8       200.1      47.2          30.9            -        2,448.0
                             1999          2,083.6       187.8      52.0          27.3            -        2,350.7

Operating income (loss)      2001             70.8       (27.5)     10.9           0.9         (9.7)          45.4
                             2000            145.2         7.6      (7.8)          2.1        (16.5)         130.6
                             1999            (23.0)       (4.1)     (5.2)          3.8        (23.0)         (51.5)

Investment, interest and
   other income (expense),
   net                       2001            (32.8)       11.3      12.5           0.1          9.9            1.0
                             2000             (4.3)       20.5      24.7             -         21.8           62.7
                             1999            (35.9)       26.9      21.1          (0.2)         6.4           18.3

Interest expense             2001            109.0        60.1       8.6             -         13.0          190.7
                             2000            109.6        64.2       2.4             -         16.8          193.0
                             1999            110.1        66.5       2.2           0.5         17.8          197.1

Depreciation, depletion
   and amortization          2001             84.3        19.4       7.6           1.5          0.3          113.1
                             2000             71.0        19.7       5.5           1.4          0.6           98.2
                             1999             83.6        17.0       6.2           1.1          0.5          108.4

Income (loss) before
   income taxes, minority
   interests and
   extraordinary items       2001             92.6       (59.6)     14.8           1.0        (12.8)          36.0
                             2000             31.3        23.9      14.5           2.1        (11.5)          60.3
                             1999            (84.0)      196.1      13.7           3.1        (34.4)          94.5

Capital expenditures         2001            148.7        13.4     133.9           2.0          0.7          298.7
                             2000            296.5        14.0       6.9           4.5          1.0          322.9
                             1999             68.4        23.1       3.1           0.6          0.6           95.8

Investments in aadvances
   to unconsolidated
   affiliates                2001             63.0           -       7.9             -            -           70.9
                             2000             77.8           -       7.7             -            -           85.5

Total assets                 2001          2,699.1       610.8     300.0          40.4        285.0        3,935.3
                             2000          3,292.5       726.3     165.4          40.8        279.0        4,504.0

      Operating income (loss) in the column entitled "Corporate" represents general and administrative expenses not directly attributable to the reportable segments. This column also serves to reconcile the total of the reportable segments' amounts to totals in the Company's consolidated financial statements.

      Non-recurring Items

      Aluminum
      The aluminum segment's operating income (loss) for the years ended
December 31, 2001, 2000 and 1999 includes the impact of certain non-recurring items as shown in the following table. These items are included in cost of sales and operations and in impairment of assets in the Consolidated Statement of
Operations.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                               ------------------------------------
                                                                                  2001         2000        1999
                                                                               -----------  ----------  -----------
Net gains on power sales (Note 4)............................................  $    229.2   $   159.5   $        -
Restructuring charges........................................................       (35.2)       (9.4)           -
Contractual labor costs related to smelter curtailments......................       (12.7)          -            -
Labor settlement charge......................................................           -       (38.5)           -
Impairment charges:
   Washington smelters (Note 4)..............................................           -       (33.0)           -
   Charges associated with product line exits................................           -       (18.2)           -
   Trentwood equipment (Note 8)..............................................       (17.7)          -            -
   Micromill (Note 5)........................................................           -           -        (19.1)
Gramercy related items (Note 3):
   Incremental maintenance...................................................           -       (11.5)           -
   Insurance deductibles, etc................................................           -           -         (5.0)
   LIFO inventory charge.....................................................           -        (7.0)           -
                                                                               -----------  ----------  -----------
                                                                               $    163.6   $    41.9   $    (24.1)
                                                                               ===========  ==========  ===========

      During 2001, Kaiser launched a performance improvement initiative. The program resulted in restructuring charges totaling $35.2 million which consisted of $17.9 million of employee benefit and related costs for a group of approximately 355 salaried and hourly job eliminations, an inventory charge of
$5.6 million (see Note 7) and third party consulting costs of $11.7 million. As of December 31, 2001, approximately 340 of the job eliminations had occurred. It is anticipated that the remaining job eliminations will occur during the first quarter of 2002 or soon thereafter. Approximately $7.7 million of the employee benefit and related costs were cash costs that have been incurred or will be incurred during the first quarter of 2002. The balance of the employee benefit and related costs represent increased pension and post-retirement medical costs that will be funded over longer periods. Additional cash and non-cash charges may be required in the future as the program continues. Such additional charges could be material.

      The 2000 restructuring charges were associated with Kaiser's primary aluminum and corporate business units. During 2000, these initiatives resulted in restructuring charges for employee benefit and other costs for approximately
50 job eliminations at Kaiser's Tacoma facility and approximately 50 employee eliminations due to consolidation or elimination of certain corporate staff functions. At December 31, 2001, all job eliminations associated with these initiatives had occurred.

      From September 1998 through September 2000, Kaiser and the United
Steelworkers of America ("USWA") were involved in a labor dispute as a result of the September 1998 USWA strike and the subsequent "lock-out" by Kaiser in
February 1999. The labor dispute was settled in September 2000. Under the terms of the settlement, USWA members generally returned to the affected plants during
October 2000. Kaiser recorded a one-time pre-tax charge of $38.5 million in 2000 to reflect the incremental, non-recurring impacts of the labor settlement, including severance and other contractual obligations for non-returning workers.

      The impairment charges reflected in 2000 of $18.2 million associated with product exits relate to the exit from the can body stock product line and the exit from a marginal product line within the engineered products operations. The charges include $12.0 million in LIFO inventory charges and $6.2 million in charges to reduce the carrying amount of certain assets.

      The aluminum segment's income (loss) before income taxes and minority interests for the years ended December 31, 2001, 2000 and 1999 includes the net impact of certain non-recurring amounts included in investment, interest and other income (expense), net, as shown in the following table:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000         1999
                                                                                ----------  ----------   ----------
Asbestos-related charges (Note 16)..............................................$   (57.2)  $   (43.0)   $   (53.2)
Gain on sale of real estate (Note 5)............................................      6.9        22.0            -
Mark-to-market gains (losses) (Note 17).........................................     35.6        11.0        (32.8)
Adjustment to environmental liabilities (Note 16)...............................    (13.5)          -            -
MetalSpectrum Investment write-off (Note 5).....................................     (2.8)          -            -
Lease obligation adjustment (Note 16)...........................................        -        17.0            -
Gain on sale of interests in AKW (Note 5).......................................        -           -         50.5
                                                                                ----------  ----------   ----------
                                                                                $   (31.0)  $      7.0   $   (35.5)
                                                                                ==========  ==========   ==========
      Forest Products
      During 2001, comprehensive external and internal reviews were conducted of
Pacific Lumber's business operations. These reviews were an effort to identify ways in which Pacific Lumber could operate on a more efficient and cost effective basis. Based upon the results of these reviews, Pacific Lumber has, among other things, indefinitely curtailed two of its four operating sawmills, eliminated certain of its operations, including its soil amendment and concrete block manufacturing operations, begun utilizing more efficient harvesting methods and adopted certain other cost saving measures. Most of these operational changes were implemented by Pacific Lumber during the last quarter of 2001, or during the first quarter of 2002. Pacific Lumber also terminated its internal logging operations as of April 1, 2002, and intends to rely on third party contract loggers to conduct these activities.

      In connection with the idling of two of the Company's sawmills discussed above, the Company recorded a charge to operating costs of $0.8 million to write-down the carrying amount of the buildings to estimated fair value. AS OF
December 31, 2001, the Company had not committed to a plan to dispose of the buildings. In addition, the Company identified machinery and equipment with a carrying amount of $2.0 million that it no longer needed for its current or future operations and committed to a plan in 2001 to dispose of it during 2002.
The appraised fair value of the machinery and equipment, net of related costs to sell, is $0.6 million. Accordingly, the Company recorded an impairment charge to operating costs of $1.4 million in 2001 for assets to be disposed of.

      A $2.6 million restructuring charge was recorded in 2001 reflecting cash termination benefits associated with the separation of approximately 305 employees as part of an involuntary termination plan. As of December 31, 2001,
168 of the affected employees had left the Company. The remainder are expected to leave by the second quarter of 2002. Cash termination benefits of $0.6 million were paid in the fourth quarter of 2001, and are included in operating costs. The remaining balance of $2.0 million is expected to be paid by the second quarter of 2002.

      Additionally, the Company recorded an environmental remediation charge of
$3.4 million in 2001. The environmental accrual represents the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the
Company's assessment of the likely remediation actions to be taken. The Company expects that $0.7 million of this remediation liability will be incurred during
2002. Based on management's best estimates given the current facts and circumstances, the remaining $2.7 million is expected to be incurred from 2003 through 2005.

      The forest products segment's income (loss) before income taxes and minority interests included non-recurring, non-operating pre-tax gains on the sale of a portion of the Grizzly Creek grove of $16.7 million in November 2001,
$60.0 million on the sale of the Owl Creek grove in December 2000, and $239.8 million on the sale of the Headwaters Timberlands in March 1999. See Note 5.

      Real Estate
      Investment, interest and other income (expense) for real estate includes net gains from sales of operating assets and equity in earnings from real estate joint ventures of $5.5 million, $19.2 million and $8.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. investment, interest and other income (expense) for real estate also includes $11.3 million related to the gain on the sale of a water company in Arizona in 2000.

      Product Sales
      The following table presents segment sales by primary products (in millions).

                                                                 YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                               2001        2000        1999
                                                            ----------  ----------  -----------
Aluminum:
   Bauxite and alumina....................................  $   586.2   $   590.5   $    524.8
   Primary aluminum.......................................      362.7       806.0        673.5
   Flat-rolled products...................................      308.0       521.0        591.3
   Engineered products....................................      429.5       564.9        556.8
   Commodities marketing..................................       22.9       (25.4)        18.3
   Minority interests and eliminations....................       23.4      (287.2)      (281.1)
                                                            ----------  ----------  -----------
      Total aluminum sales................................  $ 1,732.7   $ 2,169.8   $  2,083.6
                                                            ==========  ==========  ===========

Forest products:
   Lumber.................................................  $   152.2   $   175.3   $    165.3
   Other forest products..................................       33.1        24.8         22.5
                                                            ----------  ----------  -----------
      Total forest product sales..........................  $   185.3   $   200.1   $    187.8
                                                            ==========  ==========  ===========

Real estate:
   Real estate and development............................  $    48.2   $    26.5   $     34.2
   Resort and other commercial operations.................       20.9        20.7         17.8
                                                            ----------  ----------  -----------
      Total real estate sales.............................  $    69.1   $    47.2   $     52.0
                                                            ==========  ==========  ===========

Racing operations:
   Net commissions from wagering..........................  $    20.5   $    20.3   $     18.1
   Other..................................................       10.6        10.6          9.2
                                                            ----------  ----------  -----------
      Total racing sales..................................  $    31.1   $    30.9   $     27.3
                                                            ==========  ==========  ===========

      Geographical Information
      The Company's operations are located in many foreign countries, including
Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products. Long-lived assets include property, plant and equipment-net, timber and timberlands-net, real estate held for development and sale, and investments in and advances to unconsolidated affiliates. geographical information for net sales, based on countries of origin, and long-lived assets follows (in millions):

                                                       UNITED                                  OTHER
                                     DECEMBER 31,      STATES       JAMAICA       GHANA       FOREIGN      TOTAL
                                    ---------------  ----------- ------------- -----------  ----------  -----------
Net sales to unaffiliated customers      2001        $  1,302.8  $      219.4  $    221.3   $   274.7   $  2,018.2
                                         2000           1,628.3         298.5       237.5       283.7      2,448.0
                                         1999           1,706.7         233.1       153.2       257.7      2,350.7

Long-lived assets                        2001           1,417.7         303.8        83.3        58.8      1,863.6
                                         2000           1,266.4         290.3        80.8        73.8      1,711.3

      Major Customers and Export Sales
      For the years ended December 31, 2001, 2000 and 1999, sales to any one customer did not exceed 10% of consolidated revenues. export sales were less than 10% of total revenues in 2001, 2000 and 2000

3.    INCIDENT AT GRAMERCY FACILITY

      In July 1999, Kaiser's Gramercy, Louisiana, alumina refinery was extensively damaged by an explosion in the digestion area of the plant. A number of employees were injured in the incident, several of them severely. As a result of the incident, alumina production at the facility was completely curtailed.
Construction on the damaged part of the facility began during the first quarter of 2000. Initial production at the plant commenced during the middle of December
2000. However, construction was not substantially completed until the third quarter of 2001. During the first nine months of 2001, the plant operated at approximately 68% of its newly-rated estimated capacity of 1,250,000 tons.
During the fourth quarter of 2001, the plant operated at approximately 90% of its newly-rated capacity. By the end of February 2002 the plant was operating at just below 100% of its newly-rated capacity. The facility is now focusing its efforts on achieving its full operating efficiency.

      Property Damage
      Kaiser's insurance policies provided that it would be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation. In 1999, based on discussions with the insurance carriers and their representatives and third party engineering reports, Kaiser recorded a pre-tax gain of $85.0 million, representing the difference between the minimum expected property damage reimbursement amount of $100.0 million and the net carrying value of the damaged property of $15.0 million. The reimbursement amount was collected in
2000.

      Clean-up, Site Preparation and Other Costs/Losses
      The following table recaps clean-up, site preparation and other costs/losses associated with the Gramercy incident (in millions):

                                                                     2001       2000      1999      TOTAL
                                                                 ------------ --------  --------  ---------
Clean-up and site preparation................................... $         -  $  10.0   $  14.0   $   24.0
Business interruption costs.....................................        36.6    110.0      41.0      187.6
Abnormal start-up costs.........................................        64.9        -         -       64.9
Litigation costs................................................         6.5        -         -        6.5
                                                                 ------------ --------  --------  ---------
                                                                       108.0    120.0      55.0      283.0
Offsetting business interruption insurance recoveries
   reflected in cost of sales and operations....................       (36.6)  (120.0)    (55.0)    (211.6)
                                                                 ------------ --------  --------  ---------
Net impacts reflected in cost of sales and operations........... $      71.4  $     -   $     -   $   71.4
                                                                 ============ ========  ========  =========

      During July 2001, Kaiser and its insurers reached a global settlement agreement in respect of all of Kaiser's business interruption and property damage claims attributable to the Gramercy incident. As a result, Kaiser does not expect any additional insurance recoveries in respect of the Gramercy incident.

      Depreciation expense for the first six months of 1999 was approximately
$6.0 million. Kaiser suspended depreciation at the facility starting in July
1999 since production was completely curtailed. However, in accordance with an agreement with Kaiser's insurers, during 2000, Kaiser recorded a depreciation charge of $14.3 million, representing the previously unrecorded depreciation related to the undamaged portion of the facility for the period from July 1999 through November 2000. However, this charge did not have any impact on Kaiser's operating results as Kaiser had reflected (as a reduction of depreciation expense) an equal and offsetting insurance receivable (incremental to the amounts discussed in the preceding paragraph) since the insurers agreed to reimburse Kaiser for this amount. Since production at the facility was partially restored during December 2000, normal depreciation commenced in December 2000.

      Contingencies
      The Gramercy incident resulted in a significant number of individual and class action lawsuits being filed against Kaiser and others alleging, among other things, property damage, business interruption losses by other businesses and personal injury. After these matters were consolidated, the individual claims against Kaiser were settled for amounts which, after the application of insurance, were not material to Kaiser. Further, an agreement has been reached with the class plaintiffs for an amount which, after the application of insurance, is not material to Kaiser. While the class settlement remains subject to court approval and while certain plaintiffs may opt out of the settlement,
Kaiser does not currently believe that this presents any material risk to
Kaiser. Finally, Kaiser faces new claims from certain parties to the litigation regarding the interpretation of and alleged claims concerning certain settlement and other agreements made during the course of the litigation. The aggregate amount of damages threatened in these claims could, in certain circumstances, be substantial. However, Kaiser's management does not believe these claims will result in any material liability to Kaiser.

      Kaiser currently believes that any amount from unsettled workers'
compensation claims from the Gramercy incident in excess of the coverage limitations will not have a material effect on Kaiser's consolidated financial position or liquidity. However, while unlikely, it is possible that as additional facts become available, additional charges may be required and such charges could be material to the period in which they are recorded.

4.    PACIFIC NORTHWEST POWER SALES AND OPERATING LEVEL

      Power Sales
      In response to the unprecedented high market prices for power in the
Pacific Northwest, Kaiser (first partially and then fully) curtailed the primary aluminum production at its Tacoma and Mead, Washington, smelters during the last half of 2000 and all of 2001. As a result of the curtailments, and as permitted under the BPA contract, Kaiser sold the power that it had under contract through
September 30, 2001 (the end of the contract period). In connection with such power sales, Kaiser recorded net pre-tax gains of approximately $229.2 million in 2001 and $159.5 million in 2000. Gross proceeds were offset by employee-related expenses, a non-cash LIFO inventory charge and other fixed commitments. The resulting net gains have been reflected as non-recurring items
(see Note 2). The net gain amounts were composed of gross proceeds of $259.5 million in 2001 and $207.8 million in 2000, of which $347.5 million was received in 2001 and $119.8 million was received in 2000 (although a portion of such proceeds represent a replacement of the profit that would have otherwise been generated through operations).

      Future Power Supply and its Impact on Future Operating Rate
      During October 2000, Kaiser signed a new power contract with the BPA under which the BPA, starting October 1, 2001, was to provide Kaiser's operations in the State of Washington with approximately 290 megawatts of power through
September 2006. The contract provides Kaiser with sufficient power to fully operate its Trentwood facility (which requires up to an approximate 40 megawatts) as well as approximately 40% of the combined capacity of Kaiser's
Mead and Tacoma aluminum smelting operations. The BPA has announced that it currently intends to set rates under the contract in six month increments. The rate for the initial period (from October 1, 2001 through March 31, 2002) was approximately 46% higher than power costs under the prior contract. Power prices for the April 2002 through September 2002 period are essentially unchanged from the prior six-month rate. Kaiser cannot predict what rates will be charged in future periods. Such rates will be dependent on such factors as the availability of and demand for electrical power, which are largely dependent on weather, the price for alternative fuels, particularly natural gas, as well as general and regional economic and ecological factors. The contract also includes a take-or-pay requirement and clauses under which Kaiser's power allocation could be curtailed, or its costs increased, in certain instances. Under the contract,
Kaiser can only remarket its power allocation to reduce or eliminate take-or-pay requirements. Kaiser is not entitled to receive any profits from any such remarketing efforts. During October 2001, Kaiser and the BPA reached an agreement whereby: (i) Kaiser would not be obligated to pay for potential take-or-pay obligations in the first year of the contract; and (ii) Kaiser retained its rights to restart its smelter operations at any time. In return for the foregoing, Kaiser granted the BPA certain limited power interruption rights in the first year of the contract if Kaiser is operating its Northwest smelters.
The Department of Energy acknowledged that capital spending in respect of the
Gramercy refinery was consistent with the contractual provisions of the prior contract with respect to the use of power sale proceeds. Beginning in October
2002, unless there is a further amendment of Kaiser's obligations, Kaiser could be liable for take-or-pay costs under the BPA contract, and such amounts could be significant. Kaiser is reviewing its rights and obligations in respect of the
BPA contract in light of the Cases.

      Subject to the limited interruption rights granted to the BPA (described above), or any impact resulting from the Cases, Kaiser has sufficient power under contract, and retains the ability, to restart up to 40% (4.75 potlines) of its Northwest smelting capacity. Were Kaiser to restart additional capacity (in excess of 4.75 potlines), it would have to purchase additional power from the
BPA or other suppliers. For Kaiser to make such a decision, it would have to be able to purchase such power at a reasonable price in relation to current and expected market conditions for a sufficient term to justify its restart costs, which could be significant depending on the number of lines restarted and the length of time between the shutdown and restart. Given recent primary aluminum prices and the forward price of power in the Northwest, it is unlikely that
Kaiser would operate more than a portion of its Northwest smelting capacity in the near future. Were Kaiser to restart all or a portion of its Northwest smelting capacity, it would take between three to six months to reach the full operating rate for such operations, depending upon the number of lines restarted. Even after achieving the full operating rate, operating only a portion of the Northwest capacity would result in production/cost inefficiencies such that operating results would, at best, be breakeven to modestly negative at long-term primary aluminum prices. However, operating at such a reduced rate could, depending on prevailing economics, result in improved cash flows as opposed to remaining curtailed and incurring Kaiser's fixed and continuing labor and other costs. This is because Kaiser is contractually liable for certain severance, supplemental unemployment benefits and early retirement benefits for laid-off workers under Kaiser's contract with the USWA during periods of curtailment. As of December 31, 2001, all such contractual compensation costs have been accrued for all USWA workers in excess of those expected to be required to run the Northwest smelters at a rate up to the above stated 40%
smelter operating rate. These costs are expected to be incurred periodically through September 2002. Costs associated with the USWA workers that Kaiser estimates would be required to operate the smelters at an operating rate of up to 40% ($12.7 million in 2001) have been accrued through early 2003, as Kaiser does not expect to restart the Northwest smelters prior to that date. If such workers are not recalled prior to the end of the first quarter of 2003, Kaiser could become liable for additional early retirement costs. Such costs could be significant and could adversely impact Kaiser's consolidated operating results and liquidity. The present value of such costs could be in the $50.0 million to
$60.0 million range. However, such costs would likely be paid out over an extended period.

5.    SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

      Kaiser's Acquisitions and Disposition
      In September 2001, Kaiser sold an approximate 8.3% interest in Queensland
Alumina Limited ("QAL") and recorded a pre-tax gain of approximately $163.6 million. As a result of the transaction, Kaiser now owns a 20% interest in QAL.
The total value of the transaction was approximately $189.0 million, consisting of a cash payment of approximately $159.0 million plus the purchaser's assumption of approximately $30.0 million of off-balance sheet QAL indebtedness guaranteed by Kaiser prior to the sale.

      Kaiser's share of QAL's production for the first eight months of 2001 and for the years ended December 31, 2000 and 1999 was approximately 668,000 tons,
1,064,000 tons and 1,033,000 tons, respectively. Had the sale of the QAL interest been effective as of the beginning of 1999, Kaiser's share of QAL's production for 2001, 2000 and 1999 would have been reduced by approximately
196,000 tons, 312,000 tons and 304,000 tons, respectively. Historically, Kaiser has sold about half of its share of QAL's production to third parties and has used the remainder to supply its Northwest smelters, which are temporarily curtailed (see Note 4). The reduction in Kaiser's alumina supply associated with this transaction is expected to be substantially offset by the expected return of its Gramercy alumina refinery to full operations during the first quarter of
2002 at a higher capacity and by planned increases during 2003 in capacity at its Alpart alumina refinery in Jamaica. The QAL transaction is not expected to have an adverse impact on Kaiser's ability to satisfy existing third-party alumina customer contracts.

      In June 2001, KACC wrote-off its investment of $2.8 million in
MetalSpectrum, LLC, a start-up, e-commerce entity in which Kaiser was a founding partner (in 2000). MetalSpectrum ceased operations during the second quarter of
2001.

      During 2001, as part of its ongoing initiatives to generate cash benefits,
Kaiser sold certain non-operating real estate for net proceeds totaling approximately $7.9 million, resulting in a pre-tax gain of $6.9 million
(included in investment, interest and other income (expense), net; see Note 2).

      During 2000, Kaiser sold (i) its Pleasanton, California, office complex, because the complex had become surplus to Kaiser's needs, for net proceeds of approximately $51.6 million, which resulted in a net pre-tax gain of $22.0 million (included in investment, interest and other income (expense), net; see
Note 2); (ii) certain non-operating properties, in the ordinary course of business, for total proceeds of approximately $12.0 million; and (iii) the
Micromill assets and technology for a nominal payment at closing and possible future payments based on subsequent performance and profitability of the
Micromill technology. The sale of the non-operating properties and Micromill assets did not have a material impact on Kaiser's 2000 operating results.

      In May 2000, Kaiser acquired the assets of a drawn tube aluminum fabricating operation in Chandler, Arizona. Total consideration for the acquisition was $16.1 million ($1.1 million of property, plant and equipment,
$2.8 million of accounts receivables, inventory and prepaid expenses and $12.2 million of goodwill).

      In 1999, Kaiser sold its 50% interest in AKW L.P. ("AKW") to its partner for $70.4 million, which resulted in Kaiser recognizing a net pre-tax gain of
$50.5 million (included in other income (expense)). Kaiser's equity in earnings of AKW was $2.5 million for the year ended December 31, 1999.

      Headwaters Transactions
      In March 1999, the United States and California acquired approximately
5,600 acres of timberlands containing a significant amount of virgin old growth timber, from Salmon Creek and Pacific Lumber (the "HEADWATERS TIMBERLANDS").
Salmon Creek received $299.9 million for its 4,900 acres, and for its 700 acres
Pacific Lumber received the 7,700 acre Elk River Timberlands, which Pacific
Lumber contributed to Scotia LLC in June 1999. See Note 16 below for a discussion of additional arrangements entered into at the time.

      As a result of the disposition of the Headwaters Timberlands, the Company recognized a pre-tax gain of $239.8 million ($142.1 million net of deferred taxes or $18.17 per share) in 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received
$299.9 million in cash. With respect to the remaining portion of the Headwaters
Timberlands for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands are reflected in the Company's financial statements at an amount which represents the Company's historical cost for the timberlands which were transferred to the United States.

      Scotia Pacific Company LLC (a wholly owned subsidiary of Pacific Lumber,
"SCOTIA LLC") and Pacific Lumber also entered into agreements with California for the sale of two timber properties known as the Owl Creek grove and the
Grizzly Creek grove. On December 29, 2000, Scotia LLC sold the Owl Creek grove to California for $67.0 million, resulting in a pre-tax gain of $60.0 million.
On November 15, 2001, Pacific Lumber sold the Grizzly Creek grove to California for $19.8 million, resulting in a pre-tax gain of $16.7 million.

      LakePointe Plaza
      In June 2001, Lakepointe Assets Holdings LLC, a limited liability company, and its subsidiaries, all of which are wholly owned subsidiaries of Salmon Creek
("LAKEPOINTE ASSETS") purchased Lake Pointe Plaza, an office complex located in
Sugar Land, Texas, for a purchase price of $131.3 million. The transaction was financed with proceeds of $117.3 million, net of $5.2 million in deferred financing costs, from the "LAKEPOINTE NOTES" ($122.5 million principal amount with a final maturity date of June 8, 2021, and an interest rate of 7.56%), and with a cash payment of $14.0 million. Lakepointe Assets acquired the property subject to two leases to existing tenants while simultaneously leasing a majority of the premises, representing all of the remaining space, to an affiliate of the seller. The office complex is fully leased for a period of 20 years under these three leases. Lakepointe Assets is accounting for these leases as operating leases. The Lakepointe Notes are secured by the leases, Lake Pointe
Plaza and a $60.0 million residual value insurance contract.

      Sale of Water Utility
      On October 11, 2000, Chaparral City Water Company, a water utility company in Arizona and a wholly owned subsidiary of MCO Properties Inc., a real estate subsidiary of the Company, was sold for $22.4 million resulting in a pre- tax gain of approximately $11.3 million.

6.    CASH, MARKETABLE SECURITIES AND OTHER INVESTMENTS

      Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less. As of December 31, 2001 and 2000, the carrying amounts approximated fair value.

      Marketable securities consist primarily of investments in debt securities.
The Company determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as "held-to-maturity" when the Company has the positive intent and ability to hold the securities to maturity. Debt securities which the Company does not have the intent or ability to hold to maturity are classified as "available-for-sale." "Held-to-maturity"
securities are stated at amortized cost. Debt securities classified as
"held-to-maturity" as of December 31, 2001 and 2000, totaled $11.9 million and
$18.9 million, respectively, and had a fair market value of $11.9 million and
$18.9 million, respectively. "Available-for-sale" securities are carried at fair market value, with the unrealized gains and losses included in other comprehensive income and reported in stockholders' equity. The fair value of substantially all securities is determined by quoted market prices. Marketable securities which are considered "trading" securities consist of long and short positions in corporate common stocks and option contracts and are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense), net, for each of the three years in the period ended December 31, 2001 were:
2001 - net unrealized gains of $9.2 million and net realized losses of $1.9 million; 2000 - net unrealized gains of $1.0 million and net realized gains of
$24.5 million; and 1999 - net unrealized losses of $1.4 million and net realized gains of $18.8 million.

      Cash, marketable securities and other investments include the following amounts which are restricted (in millions):

                                                                                               DECEMBER 31,
                                                                                       ----------------------------
                                                                                           2001           2000
                                                                                       ------------- --------------
Current assets:
   Cash and cash equivalents:
      Amounts held as security for short positions in marketable securities..........  $          -  $        30.9
      Other restricted cash and cash equivalents.....................................          42.8           36.7
                                                                                       ------------- --------------
                                                                                               42.8           67.6
                                                                                       ------------- --------------
   Marketable securities, restricted:
      Amounts held in SAR Account....................................................          17.1           16.3
                                                                                       ------------- --------------

Long-term restricted cash, marketable securities and other investments:
   Amounts held in SAR Account.......................................................         137.8          144.4
   Other amounts restricted under the Timber Notes Indenture.........................           2.8            2.9
   Other long-term restricted cash...................................................          10.9           11.7
   Less: Amounts attributable to Timber Notes held in SAR Account....................         (53.0)         (52.7)
                                                                                       ------------- --------------
                                                                                               98.5          106.3
                                                                                       ------------- --------------

Total restricted cash and marketable securities......................................  $      158.4  $       190.2
                                                                                       ============= ==============

      Amounts in the Scheduled Amortization Reserve Account (the "SAR ACCOUNT")
are being held by the trustee under the indenture (the "TIMBER NOTES INDENTURE")
to support principal payments on Scotia LLC's Class A-1, Class A-2 and Class A-3
Timber Collateralized Notes due 2028 (the "TIMBER NOTES"). See Note 11 for
further discussion on the SAR Account. The current portion of the SAR Account is determined based on the liquidity needs of Scotia LLC which corresponds directly with the current portion of Scheduled Amortization.

      On March 5, 2002, Scotia LLC notified the trustee for the Timber Notes that it had met all of the requirements of the SAR Reduction Date, as defined in the Indenture. Accordingly, on March 20, 2002, Scotia LLC released $29.4 million from the SAR Account and distributed this amount to Pacific Lumber.

      Cash, marketable securities and other investments include a limited partnership interest in a partnership investing in equity securities (the
"EQUITY FUND PARTNERSHIP"), which invests in a diversified portfolio of common stocks and other equity securities whose issuers are involved in merger, tender offer, spin-off or recapitalization transactions. This investment is not consolidated, but is accounted for under the equity method. The following table shows the Company's investment in the Equity Fund Partnership, including restricted amounts held in the SAR Account, and the ownership interest (dollars
in millions).

                                                                                                 December 31,
                                                                                        ------------------------------
                                                                                            2001             2000
                                                                                        -------------   --------------
Investment in Equity Fund Partnership:
   Restricted........................................................................   $       10.6    $        10.1
   Unrestricted......................................................................          130.6               -
                                                                                        -------------   --------------
                                                                                        $      141.2    $        10.1
                                                                                        =============   ==============

Percentage of ownership held.........................................................           41.0%            10.8%
                                                                                        =============   ==============

      The Equity Fund Partnership commenced operations on June 1, 2000. The following tables contain summarized financial information of the Equity Fund
Partnership (in millions).

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 2001       2000
                                                                                               ---------  ---------

Investments, at market value.................................................................. $  331.7   $   93.5
Due from brokers..............................................................................    273.7       72.8
Other assets..................................................................................     24.7        5.2
                                                                                               ---------  ---------
   Total assets............................................................................... $  630.1   $  171.5
                                                                                               =========  =========

Investments sold, not yet purchased, at market value.......................................... $  283.6   $   76.5
Other liabilities.............................................................................      7.8        0.9
Partners' capital.............................................................................    338.7       94.1
                                                                                               ---------  ---------
   Total liabilities and partners' capital.................................................... $  630.1   $   171.5
                                                                                               =========  =========

                                                                                                      PERIOD FROM
                                                                                      YEAR-ENDED    JUNE 1, 2000 TO
                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         2001            2000
                                                                                    --------------  ---------------

Investment income.................................................................  $        13.2   $          1.9
Operating expenses................................................................          (11.8)            (1.4)
Net realized and unrealized gains  on investments.................................           14.3              4.9
                                                                                    --------------  ---------------
   Net increase in partners' capital resulting from operations....................  $        15.7   $          5.4
                                                                                    ==============  ===============

      As of December 31, 2001, long-term restricted cash, marketable securities and other investments also included $10.0 million related to an investment in a limited partnership which invests in, among other things, debt and equity securities associated with developed and emerging markets.

7.    INVENTORIES

   Inventories are stated at the lower of cost or market. Cost for the aluminum and forest products operations inventories is primarily determined using the last-in, first-out ("LIFO") method not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories of the aluminum operations, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

      Inventories consist of the following (in millions):

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 2001       2000
                                                                                               ---------  ---------
Aluminum operations:
   Finished fabricated products............................................................... $   30.4   $   54.6
   Primary aluminum and work in process.......................................................    108.3      126.9
   Bauxite and alumina........................................................................     77.7       88.6
   Operating supplies and repair and maintenance parts........................................     96.9      126.1
                                                                                               ---------  ---------
                                                                                                  313.3      396.2
                                                                                               ---------  ---------
Forest products operations:
   Lumber.....................................................................................     29.3       34.0
   Logs.......................................................................................     22.1       21.1
                                                                                               ---------  ---------
                                                                                                   51.4       55.1
                                                                                               ---------  ---------
                                                                                               $  364.7   $  451.3
                                                                                               =========  =========

      Kaiser's inventories at December 31, 2001, have been reduced by (i) a $5.6 million charge (in cost of sales and operations - aluminum) to write-down certain excess operating supplies and repair and maintenance parts that will be sold, rather than used in production, and (ii) $8.2 million of LIFO inventory charges (in cost of sales and operations - aluminum) as reductions of inventory volumes in inventory layers with higher costs than current market prices. See
Note 2.

      Kaiser's inventories at December 31, 2000 were reduced by LIFO inventory charges totaling $24.1 million. These charges result primarily from the
Washington smelters' curtailment ($4.5 million), Kaiser's exit from the can body stock product line ($11.1 million) and the delayed restart of the Gramercy facility ($7.0 million). See Note 2.

      Forest products' inventories at December 31, 2001, have been reduced by a
$1.6 million charge (in cost of sales and operations - Forest Products) due to a decline in current market prices below the cost of such inventory.

8.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment, including capitalized interest, is stated
at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment might exist. The existence of an impairment is determined by comparing the net carrying value of the asset to its estimated undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

      The major classes of property, plant and equipment are as follows (dollar amounts in millions):

                                                                                                  DECEMBER 31,
                                                                         ESTIMATED USEFUL   -----------------------
                                                                               LIVES           2001        2000
                                                                         -----------------  ----------  -----------
Land and improvements...................................................     5 - 30 years   $   228.8   $    207.9
Buildings...............................................................     5 - 45 years       395.8        278.4
Machinery and equipment.................................................     3 - 22 years     1,918.6      1,744.1
Construction in progress................................................                         51.0        133.9
                                                                                            ----------  -----------
                                                                                              2,594.2      2,364.3
Less:  accumulated depreciation.........................................                     (1,094.7)    (1,033.0)
                                                                                            ----------  -----------
                                                                                            $ 1,499.5   $  1,331.3
                                                                                            ==========  ===========

      Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $103.9 million, $88.8 million, and $101.5 million, respectively.

      Kaiser concluded that the profitability of its Trentwood facility can be enhanced by further focusing resources on its core, heat-treat business and by exiting lid and tab stock product lines used in the beverage container market and brazing sheet for the automotive market. As a result of this decision,
Kaiser plans to sell or idle several pieces of equipment, resulting in an impairment charge of approximately $17.7 million at December 31, 2001 (which amount was reflected in impairment of assets in the Consolidated Statement of
Operations). Additional charges are likely as Kaiser works through all of the operational impacts of this decision to exit the lid, tab and brazing sheet product lines.

      During 2000, Kaiser evaluated the recoverability of the approximate $200.0 million carrying value of its Washington smelters as a result of the change in the economic environment of the Pacific Northwest associated with the reduced power availability and higher power costs for Kaiser's Washington smelters under the terms of the new contract with the BPA starting in October 2001 (see Note
4). Kaiser determined that the expected future undiscounted cash flows of the
Washington smelters were below their carrying value. Accordingly, during 2000,
Kaiser adjusted the carrying value of its Washington smelting assets to their estimated fair value, which resulted in a non-cash impairment charge of approximately $33.0 million (see Note 2). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

      In 1999, based on negotiations with third parties, Kaiser concluded to sell the Micromill assets and technology for less than the then existing carrying value. Accordingly, the carrying value of the Micromill assets were reduced by recording an impairment charge of $19.1 million in 1999 (see Note 2).

      As discussed in Note 2, the Company recorded $2.2 million for asset impairments related to forest products operations in 2001.

9.    INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

      Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. These investees include QAL (20.0% owned), Anglesey Aluminium Limited
("ANGLESEY") (49.0% owned) and Kaiser Jamaica Bauxite Company (49.0% owned).
Kaiser's equity in earnings (loss) before income taxes of such operations is treated as a reduction (increase) in cost of sales and operations. At December
31, 2001 and 2000, Kaiser's net receivables from these affiliates were not material. In addition, the1999 summary income statement information includes results for AKW which was sold on April 1, 1999 (see Note 5). Kaiser's equity in earnings of AKW was $2.5 million for the year ended December 31, 1999.

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001        2000
                                                                                            ----------  -----------
                                                                                            (In millions of dollars)
Current assets............................................................................  $   362.4   $    350.1
Long-term assets (primarily property, plant and equipment, net)...........................      345.7        327.3
                                                                                            ----------  -----------
   Total assets...........................................................................  $   708.1   $    677.4
                                                                                            ==========  ===========

Current liabilities.......................................................................  $   237.6   $    144.1
Long-term liabilities (primarily long-term debt)..........................................      271.2        331.4
Stockholders' equity......................................................................      199.3        201.9
                                                                                            ----------  -----------
   Total liabilities and stockholders' equity.............................................  $   708.1   $    677.4
                                                                                            ==========  ===========

                                                                                     YEARS ENDED DECEMBER 31,
                                                                               ------------------------------------
                                                                                  2001         2000        1999
                                                                               -----------  ----------  -----------
                                                                                     (In millions of dollars)
Net sales..................................................................... $    633.5   $   602.9   $    594.9
Costs and expenses............................................................     (621.5)     (617.1)      (582.9)
Credit (provision) for income taxes...........................................       (3.9)       (4.5)         0.8
                                                                               -----------  ----------  -----------
Net income (loss)............................................................. $      8.1   $   (18.7)  $     12.8
                                                                               ===========  ==========  ===========

Kaiser's equity in earnings (loss)............................................ $      1.7   $    (4.8)  $      4.9
                                                                               ===========  ==========  ===========

Dividends received............................................................ $      2.8   $     8.3   $        -
                                                                               ===========  ==========  ===========

      Kaiser's equity in earnings differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. Prior to December 31, 2000, Kaiser's investment in its unconsolidated affiliates exceeded its equity in their net assets and such excess was being amortized to depreciation, depletion and amortization. At
December 31, 2000, the excess investment had been fully amortized. Such amortization was approximately $10.0 million for each of the years ended
December 31, 2000 and 1999.

      Kaiser and its affiliates have interrelated operations. Kaiser provides some of its affiliates with services such as management and engineering.
Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were
$266.0 million, $235.7 million, and $223.7 million in the years ended December
31, 2001, 2000, and 1999, respectively.

      Other Investees
      The Company and Westbrook Firerock LLC each holds a 50% interest in a joint venture which develops and manages a real estate project in Arizona
("FIREROCK, LLC"). At December 31, 2001, the joint venture had assets of $37.6 million, liabilities of $21.0 million and equity of $16.6 million. At December
31, 2000, the joint venture had assets of $41.7 million, liabilities of $25.3 million and equity of $16.4 million. For the years ended December 31, 2001, 2000 and 1999, the joint venture had income of $10.1 million, $9.7 million, and $3.7 million, respectively.

      The Company and SunCor Development Company each hold a 50% interest in a joint venture which develops and manages a real estate project in Arizona
("SUNRIDGE CANYON L.L.C."). At December 31, 2001, the joint venture had assets of $10.5 million, liabilities of $8.3 million and equity of $2.2 million. At
December 31, 2000, the joint venture had assets of $11.3 million, liabilities of
$8.5 million and equity of $2.8 million. For the years ended December 31, 2001,
2000 and 1999, the joint venture had income (loss) of $(0.2) million, $1.3 million and $4.8 million, respectively.

10.   SHORT-TERM BORROWINGS

      During 2001 and 2000, the Company had average short-term borrowings outstanding of $10.2 million and $14.7 million, respectively, under the debt instruments described below. The weighted average interest rate during 2001 and
2000 was 7.0% and 8.4%, respectively.

      MAXXAM Loan Agreement (the "CUSTODIAL TRUST AGREEMENT")
      The Company repaid $7.7 million of borrowings outstanding under the
Custodial Trust Agreement on October 22, 2001, the maturity date. The Company did not renew this short-term borrowing facility.

      Pacific Lumber Credit Agreement
      The "PACIFIC LUMBER CREDIT AGREEMENT" was renewed on August 14, 2001. The new facility provides for a $50.0 million two-year revolving line of credit as compared to a $60.0 million line of credit under the expired facility. On each anniversary date (subject to the consent of the lender), the Pacific Lumber
Credit Agreement may be extended by one year. Borrowings are secured by all of
Pacific Lumber's domestic accounts receivable and inventory. As of December 31,
2001, borrowings of $17.7 million and letters of credit of $11.5 million were outstanding. Unused availability was limited to $12.2 million at December 31,
2001.

      Scotia LLC Line of Credit Agreement
      Pursuant to certain liquidity requirements under the Timber Notes
Indenture, Scotia LLC has entered into an agreement (the "SCOTIA LLC LINE OF
CREDIT") with a group of banks pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The maximum amount Scotia LLC may borrow is equal to one year's interest on the aggregate outstanding principal balance of the
Timber Notes (the "REQUIRED LIQUIDITY AMOUNT"). At December 31, 2001, the
Required Liquidity Amount was $60.9 million. On June 1, 2001, the Scotia LLC
Line of Credit was extended for an additional year to July 12, 2002. Annually,
Scotia LLC will request that the banks extend the Scotia LLC Line of Credit for a period of not less than 364 days. If not extended, Scotia LLC may draw upon the full amount available. The amount drawn would be repayable in 12 semiannual installments on each note payment date (after the payment of certain other items, including the Aggregate Minimum Principal Amortization Amount, as
defined, then due), commencing approximately two and one-half years following the date of the draw. Borrowings under the Scotia LLC Line of Credit generally bear interest at the Base Rate (as defined in the agreement) plus 0.25% or at a one month or six month LIBOR rate plus 1% at any time the borrowings have not been continually outstanding for more than six months. As of December 31, 2001,
Scotia LLC had no borrowings outstanding under the Scotia LLC Line of Credit.

11.     LONG-TERM DEBT

      Long-term debt (before considering any impacts of the Cases as discussed below) consists of the following (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001        2000
                                                                                            ----------  -----------
KACC Credit Agreement.....................................................................  $       -   $     30.4
9 7/8% KACC Senior Notes due February 15, 2002, net of discount...........................      172.8        224.8
10 7/8% KACC Senior Notes due October 15, 2006, including premium.........................      225.4        225.5
12 3/4% KACC Senior Subordinated Notes due February 1, 2003...............................      400.0        400.0
Alpart CARIFA Loans.......................................................................       22.0         56.0
Other aluminum operations debt............................................................       54.1         52.7
12% MGHI Senior Secured Notes due August 1, 2003..........................................       88.2        118.8
6.55% Scotia LLC Class A-1 Timber Collateralized Notes due July 20, 2028..................      120.3        136.7
7.11% Scotia LLC Class A-2 Timber Collateralized Notes due July 20, 2028..................      243.2        243.2
7.71% Scotia LLC Class A-3 Timber Collateralized Notes due July 20, 2028..................      463.3        463.3
7.56% Lakepointe Notes (see Note 5).......................................................      121.7            -
Other notes and contracts, primarily secured by receivables, buildings,
     real estate and equipment                                                                   52.4         41.5
                                                                                            ----------  -----------
                                                                                              1,963.4      1,992.9
      Less: current maturities............................................................     (198.9)       (48.0)
           Timber Notes held in SAR Account...............................................      (57.7)       (59.9)
                                                                                            ----------  -----------
                                                                                            $ 1,706.8   $  1,885.0
                                                                                            ==========  ===========

      The amount attributable to the Timber Notes held in the SAR Account of
$53.0 million reflected in Note 6 above represents $57.7 million of principal amount of Timber Notes, net of $4.7 million of unamortized discount.

      At December 31, 2001, the estimated fair value of the Company's current and long-term debt, excluding amounts attributable to Kaiser, was $1,009.0 million. Given the fact that the fair value of substantially all of Kaiser's outstanding indebtedness will be determined as part of the plan of reorganization, it is impracticable and inappropriate to estimate the fair value of these financial instruments at December 31, 2001. At December 31, 2000, the estimated fair value of debt, including current maturities and Kaiser indebtedness, was $1,636.8 million. The estimated fair value of debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

      DIP Facility
      On February 12, 2002, Kaiser entered into a post-petition credit agreement with a group of lenders for debtor-in-possession financing (the "DIP FACILITY")
which provides for a secured, revolving line of credit through the earlier of
February 12, 2004, the effective date of a plan of reorganization or voluntary termination by Kaiser. The DIP Facility contains substantially similar terms and conditions to those that were included in the KACC Credit Agreement (defined below). Kaiser is able to borrow under the DIP Facility by means of revolving credit advances and letters of credit (up to $125.0 million) in an aggregate amount equal to the lesser of $300.0 million or a borrowing base relating to eligible accounts receivable, eligible inventory and eligible fixed assets reduced by certain reserves, as defined in the DIP Facility agreement. The DIP
Facility is guaranteed by Kaiser, the Debtor subsidiaries and two non-Debtor wholly owned subsidiaries, Kaiser Jamaica Corporation and Alpart Jamaica, Inc.
Interest on any outstanding balances will bear a spread over either a base rate or LIBOR, at Kaiser's option. The Court signed a final order approving the DIP
Facility on March 19, 2002. At March 31, 2002, there were no outstanding borrowings under the revolving credit facility and there were outstanding letters of credit of approximately $54.1 million. As of March 31, 2002, $121.0 million (of which $70.9 million could be used for letters of credit) was available to Kaiser under the DIP Facility. Kaiser expects that the borrowing base amount will increase by approximately $50.0 million once certain appraisal information is provided to the lenders.

      1994 KACC Credit Agreement (as amended)
      Prior to the February 12, 2002 Filing Date, KACC had a credit agreement, as amended (the "KACC CREDIT AGREEMENT") which provided a secured, revolving line of credit. The KACC Credit Agreement was secured by, among other things,
(i) mortgages on Kaiser's major domestic plants (excluding Kaiser's Gramercy alumina plant); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of Kaiser and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv)
pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates. The KACC Credit Agreement terminated on the Filing Date and was replaced by the DIP Facility discussed above. During the last six months of
2001, there were no borrowings under the KACC Credit Agreement. During the first six months of 2001, month-end borrowings under the KACC Credit Agreement were as high as approximately $94.0 million, which occurred in February 2001, primarily as a result of costs incurred and capital spending related to the Gramercy rebuild, net of insurance reimbursements. The average amount of borrowings outstanding under the KACC Credit Agreement during 2001 was approximately $11.8 million. The average interest rate on loans outstanding under the KACC Credit
Agreement during 2001 was approximately 10.0% per annum. As of the Filing Date, outstanding letters of credit were approximately $43.3 million, and there were no borrowings outstanding under the KACC Credit Agreement.

      KACC 9 7/8% Senior Notes due February 2002 (the "KACC 9 7/8% SENIOR
      NOTES"), KACC 10 7/8% Senior Notes due 2006 (the "KACC 10 7/8% SENIOR
      NOTES") and KACC 12 3/4% Senior Subordinated Notes due February 2003 (the
      "KACC SENIOR SUBORDINATED NOTES") (collectively, the "KACC NOTES")
      The obligations of Kaiser with respect to the KACC Notes are guaranteed, jointly and severally, by certain subsidiaries of Kaiser. Prior to concluding that, as a result of the events outlined in Note 1, Kaiser should file the
Cases, Kaiser had purchased $52.2 million of the KACC 9 7/8% Senior Notes. The net gain from the purchase of the notes was less than $1.1 million.

      Alpart CARIFA Loans
      In December 1991, Alumina Partners of Jamaica ("ALPART") entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA").
As of December 31, 2001, Alpart's obligations under the loan agreement were secured by two letters of credit aggregating $23.5 million. Kaiser was a party to one of the two letters of credit in the amount of $15.3 million in respect of its 65% ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

      During the first quarter of 2001, Alpart redeemed $34.0 million principal amount of the CARIFA loans. The redemption had a modest beneficial effect on the unused availability remaining under the KACC Credit Agreement as the additional
KACC Credit Agreement borrowings of $22.1 million required for Kaiser's share of the redemption were more than offset by a reduction in the amount of letters of credit outstanding that supported the loan.

      7.6% Solid Waste Disposal Revenue Bonds
      The sold waste disposal revenue bonds are secured by a first mortgage on certain machinery at KACC's Mead smelter.

      Aluminum Debt Covenants and Restrictions
      The DIP Facility requires Kaiser to comply with certain financial covenants and places restrictions on Kaiser's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The DIP Facility is secured by, among other things, (i) mortgages on
Kaiser's major domestic plants; (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of Kaiser and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv)
pledges of all of the stock of a number of Kaiser's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

      The indentures governing the KACC Notes (collectively, the "KACC
INDENTURES") restrict, among other things, Kaiser's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the KACC
Indentures provide that Kaiser must offer to purchase the KACC Notes upon the occurrence of a Change of Control (as defined therein).

      12% MGHI Senior Secured Notes due 2003 (the "MGHI NOTES")
      The MGHI Notes due August 1, 2003 are guaranteed on a senior, unsecured basis by the Company. As of December 31, 2001, the MGHI Notes are also secured by a pledge of 23,443,953 shares of the Kaiser common stock owned by MGHI, the common stock of MGI and the Intercompany Note (defined below). Interest on the
MGHI Notes is payable semi-annually. During 2001, MGHI purchased $30.6 million of the MGHI Notes resulting in an extraordinary gain of $3.6 million. During
January and February 2002, MGHI purchased $16.9 million of the MGHI Notes resulting in an extraordinary gain of $1.9 million.

      The net proceeds from the offering of the MGHI Notes after expenses were approximately $125.0 million, all of which was loaned to the Company pursuant to an intercompany note (the "INTERCOMPANY NOTE"). The Intercompany Note bears interest at the rate of 11% per annum (payable semi-annually on the interest payment dates applicable to the MGHI Notes) and matures on August 1, 2003. The
Company is entitled to defer the payment of interest on the Intercompany Note on any interest payment date to the extent that MGHI has sufficient available funds to satisfy its obligations on the MGHI Notes on such date. Any such deferred interest will be added to the principal amount of the Intercompany Note and will be payable at maturity. As of December 31, 2001, $58.1 million of interest had been deferred and added to principal. An additional $10.1 million of interest was deferred and added to principal on February 1, 2002. The Company expects that it will pay the amount of the Intercompany Note necessary to retire the
MGHI Notes.

      Scotia LLC Timber Notes
      Scotia LLC issued $867.2 million aggregate principal amount of Timber
Notes on July 20, 1998. The Timber Notes and the Scotia LLC Line of Credit are
secured by a lien on (i) Scotia LLC's timber, timberlands and timber rights and
(ii) substantially all of Scotia LLC's other property. The Timber Notes
Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the remaining $120.3 million of Class A-1 Timber Notes).

      The Timber Notes were structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date is referred to as
Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay
(on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled
Amortization. If all payments of principal are made in accordance with Scheduled
Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the
Class A-3 Timber Notes.

      In connection with the sale of the Headwaters Timberlands, Salmon Creek received proceeds of $299.9 million in cash. See Note 5. In November 1999,
$169.0 million of funds from the sale of the Headwaters Timberlands were contributed to Scotia LLC and set aside in the SAR Account. Amounts in the SAR
Account are part of the collateral securing the Timber Notes and will be used to make principal payments to the extent that other available amounts are insufficient to pay Scheduled Amortization on the Class A-1 and Class A-2 Timber
Notes. In addition, during the six years beginning January 20, 2014, amounts in the SAR Account will be used to amortize the Class A-3 Timber Notes as set forth in the Timber Notes Indenture, as amended. Funds may from time to time be released to Scotia LLC from the SAR Account if the amount in the account exceeds the then Required Scheduled Amortization Reserve Balance (as defined in the
Timber Notes Indenture). If the balance in the SAR Account falls below the
Required Scheduled Amortization Reserve Balance, up to 50% of any Remaining
Funds (funds that could otherwise be released to Scotia LLC free of the lien securing the Timber Notes) is required to be used on each monthly deposit date to replenish the SAR Account. The amount attributable to Timber Notes held in the SAR Account of $53.0 million reflected in Note 6 represents $57.7 million principal amount of reacquired Timber Notes.

      Principal and interest are payable semi-annually on January 20 and July
20. During the year ended December 31, 2001, Scotia LLC used $67.3 million set aside in the note payment account to pay the $57.4 million of interest due as well as $9.9 million of principal. Scotia LLC repaid an additional $4.3 million of principal on the Timber Notes using funds held in the SAR Account, resulting in total principal payments of $14.2 million, an amount equal to Scheduled
Amortization. In addition, Scotia LLC made distributions in the amount of $79.9 million to its parent, Pacific Lumber, $63.9 million of which was made using funds from the December 2000 sale of the Owl Creek grove and $14.5 million of which was made using excess funds released from the SAR Account.

      On the note payment date for the Timber Notes in January 2002, Scotia LLC had $33.9 million set aside in the note payment account to pay the $28.4 million of interest due as well as $5.5 million of principal. Scotia LLC repaid an additional $6.1 million of principal using funds held in the SAR Account resulting in a total principal payment of $11.6 million, an amount equal to
Scheduled Amortization.

      With respect to the note payment due in July 2002, Scotia LLC expects that it will require funds from the Scotia LLC Line of Credit to pay a portion of the interest due, and that all of the funds used to pay the Scheduled Amortization amount will be provided from the SAR Account.

      Lakepointe Notes
      In June 2001, Lakepointe Assets financed the purchase of Lake Pointe Plaza with proceeds from the Lakepointe Notes (see Note 5). The Lakepointe Notes consist of $122.5 principal amount of 7.56% notes due June 8, 2021. The
Lakepointe Notes are secured by the Lake Pointe Plaza operating leases, Lake
Pointe Plaza and a $60.0 million residual value insurance contract.

      Maturities
      Scheduled maturities of short-term borrowings and long-term debt outstanding (before considering any effects of the Cases) at December 31, 2001, are as follows (in millions):

                                                                  YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------------------
                                            2002        2003        2004         2005         2006      THEREAFTER
                                         ----------  ----------- -----------  -----------  -----------  -----------
KACC Credit Agreement................... $       -   $        -  $        -   $        -   $        -   $        -
KACC 9 7 8% Senior Notes................     172.8            -           -            -            -            -
KACC 10 7/8% Senior Notes...............         -            -           -            -        225.0            -
KACC 12 3/4% Senior Subordinated Notes..         -        400.0           -            -            -            -
Alpart CARIFA Loans.....................         -            -           -            -            -         22.0
Other aluminum operations debt..........       0.7          0.7         0.7          0.8          0.8         50.8
MGHI Notes..............................         -         88.2           -            -            -            -
Timber Collateralized Notes.............      14.8         16.7        19.2         21.7         25.3        671.4
Lakepointe 7.56% Notes..................       2.2          2.3         1.4          1.0          1.3        113.5
Other...................................      26.7          5.9         6.6          0.8          1.1         29.6
                                         ----------  ----------- -----------  -----------  -----------  -----------
                                         $   217.2   $    513.8  $     27.9   $     24.3        253.5   $    887.3
                                         ==========  =========== ===========  ===========  ===========  ===========

      Capitalized Interest
      Interest capitalized during the years ended December 31, 2001, 2000 and
1999 was $4.0 million, $7.0 million and $3.5 million, respectively.

      Restricted Net Assets of Subsidiaries and Pledges of Subsidiary Stock
      Certain debt instruments restrict the ability of the Company's subsidiaries to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 2001, all of the assets relating to the
Company's aluminum, forest products and racing operations are subject to such restrictions and certain assets of the Company's real estate operations are pledged or serve as collateral. As of April 2002, a total of 23,443,953 shares of Kaiser common stock (representing a 29.1% interest in Kaiser) owned by
MGHI were pledged to secure the MGHI Notes.

12.     INCOME TAXES

      Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the
Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The Company files consolidated federal income tax returns together with its domestic subsidiaries, other than Kaiser and its subsidiaries. Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax returns.

      Income before income taxes, minority interests and extraordinary items by geographic area is as follows (in millions):

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Domestic......................................................................  $  (167.7)  $   (44.2)  $    109.5
Foreign.......................................................................      203.7       104.5        (15.0)
                                                                                ----------  ----------  -----------
                                                                                $    36.0   $    60.3   $     94.5
                                                                                ==========  ==========  ===========

      Income taxes are classified as either domestic or foreign based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is subject to domestic income taxes.

      The provision for income taxes on income before income taxes, minority interests and extraordinary items consists of the following (in millions):

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Current:
   Federal....................................................................  $    (1.1)  $    (1.8)  $     (0.6)
   State and local............................................................       (0.2)       (0.2)           -
   Foreign....................................................................      (40.6)      (35.3)       (23.1)
                                                                                ----------  ----------  -----------
                                                                                    (41.9)      (37.3)       (23.7)
                                                                                ----------  ----------  -----------
Deferred:
   Federal....................................................................     (466.9)       25.7         (8.9)
   State and local............................................................      (25.4)       (6.6)       (18.2)
   Foreign....................................................................        0.5        (8.9)         7.1
                                                                                ----------  ----------  -----------
                                                                                   (491.8)       10.2        (20.0)
                                                                                ----------  ----------  -----------
                                                                                $  (533.7)  $   (27.1)  $    (43.7)
                                                                                ==========  ==========  ===========

      A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes and minority interests is as follows (in millions):

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Income before income taxes, minority interests and extraordinary items........  $    36.0   $    60.3   $     94.5
                                                                                ==========  ==========  ===========

Amount of federal income tax provision based upon the statutory rate..........  $   (12.6)  $   (21.1)  $    (33.1)
Changes in valuation allowances and revision of prior years' tax estimates ...     (515.2)       (2.3)         4.1
Percentage depletion..........................................................        4.9         3.0          2.8
Foreign taxes, net of federal tax benefit.....................................       (9.6)       (3.2)        (3.2)
State and local taxes, net of federal tax effect..............................       (0.3)       (3.2)       (12.7)
Other.........................................................................       (0.9)       (0.3)        (1.6)
                                                                                ----------  ----------  -----------
                                                                                $  (533.7)  $   (27.1)  $    (43.7)
                                                                                ==========  ==========  ===========

      Changes in valuation allowances and revision of prior years' tax estimates, as shown in the table above, includes changes in valuation allowances with respect to deferred income tax assets, amounts for the reversal of reserves which the Company no longer believes are necessary, and other changes in prior years' tax estimates. $530.4 million of the changes in valuation allowances and revision of prior years' tax estimates for 2001 is attributable to additional valuation allowances on Kaiser's loss and credit carryforwards. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities.

      The components of the Company's net deferred income tax assets
(liabilities) are as follows (in millions):

                                                                                                 DECEMBER 31,
                                                                                               2001        2000
                                                                                            ----------  -----------
Deferred income tax assets:
   Postretirement benefits other than pensions............................................  $   268.8   $    271.9
   Loss and credit carryforwards..........................................................      314.9        266.2
   Other liabilities......................................................................      341.0        286.5
   Costs capitalized only for tax purposes................................................       53.0         63.0
   Real estate............................................................................       21.2         28.8
   Timber and timberlands.................................................................       23.8         28.1
   Other..................................................................................       32.2         30.7
   Valuation allowances...................................................................     (669.1)      (137.3)
                                                                                            ----------  -----------
      Total deferred income tax assets, net...............................................      385.8        837.9
                                                                                            ----------  -----------
Deferred income tax liabilities:
   Property, plant and equipment..........................................................     (155.1)      (112.1)
   Deferred gains on sales of timber and timberlands......................................     (111.0)      (130.4)
   Other..................................................................................      (57.4)       (43.6)
                                                                                            ----------  -----------
      Total deferred income tax liabilities...............................................     (323.5)      (286.1)
                                                                                            ----------  -----------
Net deferred income tax assets............................................................  $    62.3   $    551.8
                                                                                            ==========  ===========

      As of December 31, 2001, Kaiser's net deferred tax liability was $39.4 million. The principal component of Kaiser's deferred income tax liabilities is the tax benefit associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30 to 40 year period. If such deductions create or increase a net operating loss, Kaiser has the ability to carry forward such loss for 20 taxable years. Accordingly, prior to the Cases,
Kaiser believed that a long-term view of profitability was appropriate and had concluded that the portion of this deferred income tax asset for which it had not provided valuation allowances would more likely than not be realized.

      However, in light of the Cases, Kaiser provided additional valuation allowances of $530.4 million in 2001, of which $505.4 million was recorded in provision for income taxes in the accompanying consolidated statement of operations, and $25.0 million was recorded in other comprehensive income (loss)
in the accompanying consolidated balance sheet. The additional valuation allowances were provided as Kaiser no longer believes that the "more likely than not" recognition criteria are appropriate given a combination of factors including: (a) the expiration date of its loss and credit carryforwards; (b) the possibility that all or a substantial portion of the loss and credit carryforwards and the tax basis of assets could be reduced to the extent of cancellation of indebtedness occurring as a part of a reorganization plan; (c)
the possibility that all or a substantial portion of the loss and credit carryforwards could become limited if a change of ownership occurs as a result of the Debtors reorganization; and (d) due to updated expectations regarding near term taxable income. In prior periods, Kaiser had concluded that a substantial portion of these items would more likely than not be realized (to the extent not covered by valuation allowances) based on the cyclical nature of its business, its history of operating earnings, and its then-existing expectations for future years. The valuation allowances adjustment has no impact on Kaiser's liquidity, operations or loan compliance and is not intended, in any way, to be indicative of its long-term prospects or its ability to successfully reorganize.

      The net deferred income tax assets listed above which are not attributable to Kaiser are $101.7 million as of December 31, 2001. This amount includes
$155.3 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors in determining the realizability of the deferred tax assets attributable to loss and credit carryforwards, including any limitations on their use, the reversal of deferred gains, other temporary differences, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company also considered the potential recognition for the purposes of the deferred gains on sales of timber and timberlands. Based on this evaluation of the appropriate factors to determine the proper valuation allowances for these carryforwards, the Company believes that it is more likely than not that it will realize the benefit for the carryforwards for which valuation allowances were not provided.
The deferred income tax liabilities related to deferred gains on sales of timber and timberlands are a result of the sales of the Headwaters Timberlands (1999), the Owl Creek grove (2000), and the Grizzly Creek grove (2001). The Company has reinvested a portion of these proceeds, and expects to make further reinvestments. Reinvestments beyond the levels currently planned could impact the Company's evaluation of deferred gains available for offset against net operating losses and in turn the Company's evaluation of the realizability of its net operating losses.

      As of December 31, 2001 and 2000, $10.6 million and $64.0 million, respectively, of the net deferred income tax assets listed above are included in prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in other accrued liabilities and other noncurrent liabilities.

      Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax return. During the period from October 28, 1988, through June 30, 1993, Kaiser and its domestic subsidiaries were included in the consolidated federal income tax returns of the Company. The tax allocation agreements of Kaiser and KACC with the Company terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993. However, payments or refunds for periods prior to July 1, 1993 related to certain jurisdictions could still be required pursuant to Kaiser's and KACC's respective tax allocation agreements with the
Company. Any such payments to the Company by KACC would require approval by the
DIP Facility lenders and the Court. In March 2002, the Company filed a suit with the Court asking the Court to find that it has no further obligations to the
Debtors under the tax sharing agreement. The Company's suit is based on the assertion that the agreements are personal contracts and financial accommodations which cannot be assumed under the Code.

      The following table presents the estimated tax attributes for federal income tax purposes at December 31, 2001 attributable to the Company and Kaiser
(in millions). The utilization of certain of these tax attributes is subject to limitations.

                                                                         THE COMPANY                 KAISER
                                                                   -----------------------  -----------------------
                                                                                 EXPIRING                EXPIRING
                                                                                 THROUGH                  THROUGH
                                                                                ----------              -----------
Regular Tax Attribute Carryforwards:
   Current year net operating loss...............................  $     63.5        2021   $      -             -
   Prior year net operating losses...............................       364.3        2020       60.3          2019
   General business tax credits..................................         0.1        2002        1.0          2011
   Foreign tax credits...........................................           -           -       93.6          2006
   Alternative minimum tax credits...............................         1.8   Indefinite      26.9    Indefinite

Alternative Minimum Tax Attribute Carryforwards:
   Current year net operating loss...............................  $     62.4        2021   $      -             -
   Prior year net operating losses...............................       372.0        2020        1.0          2011
   Foreign tax credits...........................................           -           -      105.0          2006

      The income tax credit (provision) related to other comprehensive income was $(1.3) million, $(0.1) million and $0.7 million for the years ended December
31, 2001, 2000 and 1999, respectively.

13.     EMPLOYEE BENEFIT AND INCENTIVE PLANS

      Pension and Other Postretirement Benefit Plans
      The Company has various retirement plans which cover essentially all employees. Most of the Company's employees are covered by defined benefit plans.
The benefits are determined under formulas based on the employee's years of service, age and compensation. The Company's funding policies meet or exceed all regulatory requirements.

      The Company has unfunded postretirement medical benefit plans which cover most of its employees. Under the plans, employees are eligible for health care benefits (and life insurance benefits for Kaiser employees) upon retirement.
Retirees from companies other than Kaiser make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits. Postretirement medical benefits are generally provided through a self insured arrangement. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations.

      The following tables present the changes, status and assumptions of the
Company's pension and other postretirement benefit plans as of December 31, 2001 and 2000, respectively (in millions):

                                                                      PENSION BENEFITS      MEDICAL/LIFE BENEFITS
                                                                   -----------------------  -----------------------
                                                                               YEARS ENDED DECEMBER 31,
                                                                   ------------------------------------------------
                                                                      2001         2000        2001        2000
                                                                   -----------  ----------  ----------  -----------
Change in benefit obligation: (1)
   Benefit obligation at beginning of year.......................  $    928.3   $   890.9   $   666.7   $    621.8
   Service cost..................................................        41.3        23.0        12.5          5.7
   Interest cost.................................................        68.0        67.4        49.4         45.5
   Plan participants' contributions..............................         2.0         1.7         1.2          1.1
   Actuarial (gain) loss.........................................        36.0        13.8       220.1         81.0
   Currency exchange rate change.................................        (1.4)       (3.4)          -            -
   Curtailments, settlements and amendments......................        (0.2)       33.7       (13.7)       (33.0)
   Benefits paid.................................................       (93.9)      (98.8)      (58.6)       (55.4)
                                                                   -----------  ----------  ----------  -----------
      Benefit obligation at end of year                                 980.1       928.3       877.6        666.7
                                                                   -----------  ----------  ----------  -----------

Change in plan assets: (1)
   Fair value of plan assets at beginning of year................       845.5       948.9           -            -
   Actual return on assets.......................................       (52.2)      (16.8)          -            -
   Employer contributions........................................        23.0        15.0        57.4         54.3
   Currency exchange rate change.................................        (1.1)       (2.8)          -            -
   Plan participants' contributions..............................           -           -         1.2          1.1
   Benefits paid.................................................       (93.9)      (98.8)      (58.6)       (55.4)
                                                                   -----------  ----------  ----------  -----------
   Fair value of plan assets at end of year......................       721.3       845.5           -            -
                                                                   -----------  ----------  ----------  -----------

   Benefit obligation in excess of plan assets(1)................       258.8        82.8       877.6        666.7
   Unrecognized actuarial gain (loss)............................      (127.7)       37.2      (239.0)       (19.2)
   Unrecognized prior service costs..............................       (40.6)      (46.0)       76.7         78.2
   Adjustment required to recognize minimum liability............       105.5         3.0           -            -
   Intangible asset and other....................................        40.3         1.8           -            -
                                                                   -----------  ----------  ----------  -----------
      Accrued benefit liability (1)..............................  $    236.3   $    78.8   $   715.3   $    725.7
                                                                   ===========  ==========  ==========  ===========

------------------------------------

(1)  The December 31, 2000, pension benefit amounts in the above table have been revised from previous disclosures to include the balances of Alumina
     Partners of Jamaica ("Alpart") and Kaiser Bauxite Company ("KBC") that were already fully reflected in the consolidated balance sheet as of December
     31, 2000.

      With respect to Kaiser's pension plans, the benefit obligation was $915.6 million and $871.4 million as of December 31, 2001 and 2000, respectively. The benefit obligation exceeded Kaiser's fair value of plan assets by $244.8 million and $80.3 million as of December 31, 2001 and 2000, respectively.

      The assets of the Company sponsored pension plans, like numerous other companies' plans, are, to a substantial degree, invested in the capital markets and managed by a third party. Given the performance of the stock market during
2001, the Company was required to reflect an additional minimum pension liability of
$65.1 million (net of income tax benefit of $38.0 million) in its 2001 financial statements as a result of a decline in the value of the assets held by Kaiser's pension plans. Minimum pension liability adjustments are non-cash adjustments that are reflected as an increase in pension liability and an offsetting charge to stockholders' equity (net of income tax) through other comprehensive income
(rather than net income). Kaiser also anticipates that the decline in the value of the pension plans' assets will unfavorably impact pension costs reflected in its 2002 operating results. However, absent a decision by Kaiser to increase its contributions to the pension plans as a result of the 2001 asset performance, such asset performance is not expected to have a material impact on Kaiser's near-term liquidity as pension funding requirements generally allow for such impacts to be spread over multiple years. Increases in post-2002 pension funding requirements could occur, however, if capital market performance in future periods does not more closely approximate the long-term rate of return assumed by Kaiser, and the amount of such increases could be material.

      The postretirement medical/life benefit obligation attributable to
Kaiser's plans was $868.2 million and $658.2 million as of December 31, 2001 and
2000, respectively. The postretirement medical/life benefit liability recognized in the Company's Consolidated Balance Sheet attributable to Kaiser's plans was
$704.2 million and $714.9 million as of December 31, 2001 and 2000, respectively.

                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       2001       2000      1999       2001      2000       1999
                                                     ---------  --------  ---------  --------- ---------  ---------
Components of net periodic benefit costs:(1)
   Service cost....................................  $   41.3   $  23.0   $   17.5   $   12.5  $    5.7   $    5.6
   Interest cost...................................      68.0      67.4       63.5       49.4      45.5       42.0
   Expected return on assets.......................     (75.3)    (84.8)     (76.3)         -         -          -
   Amortization of prior service costs.............       5.6       4.0        3.4      (15.1)    (12.9)     (12.1)
   Recognized net actuarial (gain) loss............      (1.0)     (2.5)       0.7       (0.1)     (0.3)      (0.2)
                                                     ---------  --------  ---------  --------- ---------  ---------
   Net periodic benefit costs......................      38.6       7.1        8.8       46.7      38.0       35.3
   Curtailments, settlements and other.............      (0.4)      0.1        0.4       (0.1)       -           -
                                                     ---------  --------  ---------  --------- ---------  ---------
      Adjusted net periodic benefit costs(2).......  $   38.2   $   7.2   $    9.2   $   46.6  $   38.0   $   35.3
                                                     =========  ========  =========  ========= =========  =========

------------------------------------

(1)  The December 31, 2000 net periodic benefit costs in the above table have been revised from previous disclosures to include the balances of Alpart and KBC that were fully reflected in the statement of consolidated income
     (loss) for the year ended December 31, 2000. The costs in the table for
     1999 were not revised because the amounts were not material.
(2)  Approximately $24.5 million of the $36.3 million adjusted net periodic benefit costs in 2001 and $6.1 million of the $5.3 million adjusted net periodic benefit costs in 2000 related to pension accruals that were provided in respect to headcount reductions resulting from the performance improvement program (see Note 1) and the Pacific Northwest power sales (see
     Note 4).

      The net periodic pension costs attributable to Kaiser's plans was $36.3 million, $5.3 million and $5.8 million for the years ended December 31, 2001,
2000 and 1999, respectively.

      Included in the net periodic postretirement medical/life benefit cost is
$45.7 million, $37.5 million and $34.6 million for the years ended December 31,
2001, 2000 and 1999, respectively, attributable to Kaiser's plans.

      The accumulated benefit obligation and aggregate fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $920.6 million and $685.1 million, respectively, as of December 31, 2001, and $827.5 million and $783.2 million, respectively, as of December 31, 2000.

                                                                    PENSION BENEFITS        MEDICAL/LIFE BENEFITS
                                                                ------------------------  -------------------------
                                                                             YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------
                                                                 2001    2000     1999     2001     2000     1999
                                                                ------- -------  -------  -------  -------  -------
Weighted-average assumptions:
   Discount rate..............................................     7.3%    7.8%     7.8%     7.3%     7.8%     7.8%
   Expected return on plan assets.............................     9.5%    9.5%     9.5%       -        -        -
   Rate of compensation increase..............................     4.0%    4.0%     4.0%     4.0%     4.0%     4.0%

      In 2001, the average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 7.5% for all participants. The assumed rate of increase is assumed to decline gradually to
5.0% in 2006 for all participants and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 2001 would have the following effects (in millions):

                                                                                   1-PERCENTAGE-     1-PERCENTAGE-
                                                                                   POINT INCREASE    POINT DECREASE
                                                                                  ----------------  ----------------
Effect on total of service and interest cost components.......................... $       7.0       $    (5.8)
Effect on the postretirement benefit obligations.................................        92.8           (65.3)

      The foregoing medical benefit liability and cost data does not reflect the fact that in February 2002, Kaiser notified its salaried retirees that, given the significant escalation in medical costs and the increased burden it was creating, Kaiser was going to require such retirees to fund a portion of their medical costs beginning May 1, 2002. The impact of such changes will be to reduce the estimated cash payments by Kaiser by approximately $10.0 million per year. The financial statement benefits of this change will, however, be reflected over the remaining employment period of Kaiser's employees in accordance with generally accepted accounting principles.

      Savings and Incentive Plans
      The Company has various defined contribution savings plans designed to enhance the existing retirement programs of participating employees. Kaiser has an unfunded incentive compensation program which provides incentive compensation based upon performance against annual plans and over rolling three-year periods.
Expenses incurred by the Company for all of these plans were $6.4 million, $7.7 million and $7.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

14.   MINORITY INTERESTS

      Minority interests are attributable to Kaiser as follows (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001        2000
                                                                                            ----------  -----------

   Kaiser common stock, par $.01..........................................................  $       -   $     31.7
   Minority interests attributable to Kaiser's subsidiaries...............................      118.5        101.1
                                                                                            ----------  -----------
                                                                                            $   118.5   $    132.8
                                                                                            ==========  ===========

      As a result of significant losses at Kaiser for the year ended December 31,
2001, minority interest in Kaiser was reduced to zero.  Accordingly, the Company was required to recognize 100% of Kaiser's losses from that point forward.

      KACC Redeemable Preference Stock
      In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "REDEEMABLE
PREFERENCE STOCK") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. In connection with the USWA settlement agreement, during March 2001, KACC redeemed all of the remaining Redeemable Preference Stock (350,872 shares outstanding at December 31, 2000). The amount applicable to the unredeemed shares at December 31, 2000, of $17.5 million is included in other accrued liabilities. The net cash impact of the redemption on Kaiser was only approximately $5.6 million because approximately $12.0 million of the redemption amount had previously been funded into redemption funds (included in prepaid expenses and other current assets).

      Preference Stock
      KACC has four series of $100 par value Cumulative Convertible Preference
Stock ("$100 PREFERENCE STOCK") outstanding with annual dividend requirements of between 4 1/8% and 4 3/4%. KACC has the option to redeem the $100 Preference
Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock. The $100 Preference Stock can be
exchanged for per share cash amounts between $69 to $80. KACC records the $100
Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31,
2001 and 2000, outstanding shares of $100 Preference Stock were 8,969 and 9,250, respectively. In accordance with the Code and DIP Facility, KACC is not permitted to repurchase any of its stock. Further, as a part of a plan of reorganization, it is possible that the interests of the holders of the $100
Preference Stock could be diluted or cancelled.

      Kaiser Common Stock Incentive Plans
      Kaiser has a total of 8,000,000 shares of Kaiser common stock reserved for issuance under its incentive compensation programs. At December 31, 2001,
3,573,728 shares were available for issuance under these plans. Pursuant to
Kaiser's nonqualified stock option program, stock options are granted at or above the prevailing market price, generally vest at the rate of 20% to 33% per year and have a five or ten year term. Information relating to nonqualified stock options is shown below. The prices shown in the table below are the weighted average price per share for the respective number of underlying shares.

                                           2001                        2000                        1999
                                --------------------------  --------------------------- ---------------------------
                                   SHARES        PRICE         SHARES        PRICE         SHARES        PRICE
                                ------------  ------------  ------------  ------------- ------------- -------------
Outstanding at beginning of
   year.......................    4,375,947   $     10.24     4,239,210   $      10.24     3,049,122  $       9.98
Granted.......................      874,280          2.89       757,335          10.23     1,218,068         11.15
Exercised.....................            -                           -                       (7,920)         7.25
Expired or forfeited..........   (3,689,520)        10.39      (620,598)         11.08       (20,060)        11.02
                                ------------                ------------                -------------
Outstanding at end of year....    1,560,707          8.37     4,375,947          10.24     4,239,210         10.24
                                ============                ============                =============

Exercisable at end of year....      695,183   $      9.09     2,380,491   $      10.18     1,763,852  $      10.17
                                ============                ============                =============

      Options exercisable at December 31, 2001, had exercise prices ranging from
$1.72 to $12.75 and a weighted average remaining contractual life of 2.7 years.

      During 2001, Kaiser completed an exchange with certain employees who held stock options to purchase Kaiser's common stock whereby a total of approximately
3,617,000 options were exchanged (on a fair value basis) for approximately
1,086,000 restricted shares of Kaiser's common stock. The fair value of the restricted shares issued is being amortized to expense over the three-year period during which the restrictions lapse. In March 2002, approximately 155,000 restricted shares, all of which had not been vested, were voluntarily forfeited by certain employees.

      As a part of the Cases, it is possible that the interests of the holders of outstanding options for Kaiser common stock could be diluted or cancelled.

15.   STOCKHOLDERS' EQUITY (DEFICIT)

      Preferred Stock
      The holders of the Company's Class A $0.05 Non-Cumulative Participating
Convertible Preferred Stock (the "CLASS A PREFERRED STOCK") are entitled to receive, if and when declared, preferential cash dividends at the rate of $0.05 per share per annum and will participate thereafter on a share for share basis with the holders of common stock in all cash dividends, other than cash dividends on the common stock in any fiscal year to the extent not exceeding
$0.05 per share. Stock dividends declared on the common stock will result in the holders of the Class A Preferred Stock receiving an identical stock dividend payable in shares of Class A Preferred Stock. At the option of the holder, the
Class A Preferred Stock is convertible at any time into shares of common stock at the rate of one share of common stock for each share of Class A Preferred
Stock. Each holder of Class A Preferred Stock is generally entitled to ten votes per share on all matters presented to a vote of the Company's stockholders.

      Stock Option and Restricted Stock Plans
      In 1994, the Company adopted the MAXXAM 1994 Omnibus Employee Incentive
Plan (the "1994 OMNIBUS PLAN"). Up to 1,000,000 shares of common stock and
1,000,000 shares of Class A Preferred Stock were reserved for awards or for payment of rights granted under the 1994 Omnibus Plan of which 23,092 and
910,000 shares, respectively, were available to be awarded at December 31, 2001.
The 1994 Omnibus Plan replaced the Company's 1984 Phantom Share Plan (the "1984
PLAN") which expired in June 1994, although previous grants thereunder remain outstanding. The options (or rights, as applicable) granted in 1999, 2000 and
2001 generally vest at the rate of 20% per year commencing one year from the date of grant. The following table summarizes the options or rights outstanding and exercisable relating to the 1984 Plan and the 1994 Omnibus Plan. The prices shown are the weighted average price per share for the respective number of underlying shares.

                                           2001                        2000                        1999
                                --------------------------  --------------------------- ---------------------------
                                   SHARES         PRICE        SHARES         PRICE        SHARES         PRICE
                                ------------  ------------  ------------  ------------- ------------- -------------
Outstanding at beginning of
   year.......................      601,200   $     34.96       401,400   $      44.36       302,000  $      41.88
Granted.......................      233,600         18.09       199,800          16.08       107,500         51.12
Exercised.....................            -             -             -              -        (6,600)        38.31
Expired or forfeited..........      (34,700)        33.02             -              -        (1,500)        56.00
                                ------------                ------------                -------------
Outstanding at end of year....      800,100         30.12       601,200          34.96       401,400         44.36
                                ============                ============                =============

Exercisable at end of year....      312,120   $     39.32       225,500   $      41.09       160,400  $      38.42
                                ============                ============                =============

      The following table summarizes information about stock options outstanding as of December 31, 2001:

                                                       WEIGHTED AVERAGE
        RANGE OF                                          REMAINING                    WEIGHTED AVERAGE              OPTIONS
    EXERCISE PRICES               SHARES               CONTRACTUAL LIFE                 EXERCISE PRICE             EXERCISABLE
------------------------     -----------------    --------------------------       -------------------------     ----------------
    $15.90 - $19.55                   419,800               9.5 years                   $         17.19                   37,240
         $28.00                         6,000               0.9 years                             28.00                    6,000
    $30.38 - $45.50                   213,800               5.2 years                             39.18                  167,080
    $46.80 - $56.00                   160,500               6.1 years                             51.95                  101,800
                             -----------------                                                                   ----------------
                                      800,100               7.6 years                             30.12                  312,120
                             =================                                                                   ================

      In addition to the options reflected in the table above, the Company granted 256,808 shares of restricted Common Stock in 1999 under the 1994 Omnibus
Plan. These shares were granted in connection with a bonus earned under an executive bonus plan. The Company recorded an $11.7 million non-cash charge to selling, general and administrative expenses for the year ended December 31,
1999 for the fair market value of these shares on the date of grant. The restricted shares are subject to certain provisions that lapse in 2014.

      Concurrent with the adoption of the 1994 Omnibus Plan, the Company adopted the MAXXAM 1994 Non-Employee Director Plan (the "1994 DIRECTOR PLAN"). Up to
35,000 shares of common stock are reserved for awards under the 1994 Director
Plan. Options were granted to non-employee directors to purchase 2,400 shares of common stock in 2001, 2,300 shares in 2000, and 1,800 shares in 1999. The weighted average exercise prices of these options are $17.02, $26.19 and $62.00 per share, respectively, based on the quoted market price at the date of grant.
The options vest at the rate of 25% per year commencing one year from the date of grant. At December 31, 2001, options for 13,400 shares were outstanding,
7,925 of which were exercisable.

      Pro Forma Disclosures
      The Company applies the "intrinsic value" method described by Accounting
Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and
related interpretations to account for stock and stock-based compensation awards. In accordance with SFAS No. 123, "Accounting for Stock-Based
Compensation," the Company calculated compensation expense for all stock options granted using the "fair value" method. Under this alternative accounting method, net income and net income per share would have been as follows (in millions, except share information):

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Income (loss) before extraordinary items......................................  $  (465.1)  $    21.6   $     69.1
Net income (loss).............................................................     (461.5)       25.5         69.1

Earnings (loss) per share before extraordinary items:
   Basic......................................................................     (70.66)       2.86         8.99
   Diluted....................................................................     (70.66)       2.85         8.91

Net income (loss) per share:
   Basic......................................................................     (70.11)       3.37         8.99
   Diluted....................................................................     (70.11)       3.37         8.91

      The average fair values of the options granted were $8.69 in 2001, $7.40 in 2000, and $24.15 in 1999. The Company estimated the fair value of each option at the grant date using a Black-Scholes option pricing model and the following assumptions:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Divided yield.................................................................          -           -            -
Expected volatility...........................................................       0.39        0.36         0.35
Risk-free interest rate.......................................................      4.99%       5.11%        5.72%
Expected life (years).........................................................       6.59        6.59         6.59

      Shares Reserved for Issuance
      At December 31, 2001, the Company had 2,446,582 common shares and
1,000,000 Class A Preferred shares reserved for future issuances in connection with various options, convertible securities and other rights as described in this Note.

      Rights

      On December 15, 1999, the Board of Directors of the Company declared a dividend to its stockholders consisting of (i) one Series A Preferred Stock
Purchase Right (the "SERIES A RIGHT") for each outstanding share of the
Company's Class A Preferred Stock and (ii) one Series B Preferred Stock Purchase
Right (the "SERIES B RIGHT") for each outstanding share of the Company's common stock. The Series A Rights and the Series B Rights are collectively referred to herein as the "RIGHTS". The Rights are exercisable only if a person or group of affiliated or associated persons (an "ACQUIRING PERSON") acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the
Company's common stock, or announces a tender offer that would result in beneficial ownership of 15% or more of the outstanding common stock. Any person or group of affiliated or associated persons who, as of December 15, 1999, was the beneficial owner of at least 15% of the outstanding common stock will not be deemed to be an Acquiring Person unless such person or group acquires beneficial ownership of additional shares of common stock (subject to certain exceptions).
Each Series A Right, when exercisable, entitles the registered holder to purchase from the Company one share of Class A Preferred Stock at an exercise price of $165.00. Each Series B Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of the
Company's new Class B Junior Participating Preferred Stock, with a par value of
$0.50 per share (the "JUNIOR PREFERRED STOCK"), at an exercise price of $165.00 per one-hundredth of a share. The Junior Preferred Stock has a variety of rights and preferences, including a liquidation preference of $75.00 per share and voting, dividend and distribution rights which make each one-hundredth of a share of Junior Preferred Stock equivalent to one share of the Company's common stock.

      Under certain circumstances, including if any person becomes an Acquiring
Person other than through certain offers for all outstanding shares of stock of the Company, or if an Acquiring Person engages in certain "self-dealing"
transactions, each Series A Right would enable its holder to buy Class A
Preferred Stock (or, under certain circumstances, preferred stock of an acquiring company) having a value equal to two times the exercise price of the
Series A Right, and each Series B Right shall enable its holder to buy common stock of the Company (or, under certain circumstances, common stock of an acquiring company) having a value equal to two times the exercise price of the
Series B Right. Under certain circumstances, Rights held by an Acquiring Person will be null and void. In addition, under certain circumstances, the Board is authorized to exchange all outstanding and exercisable Rights for stock, in the ratio of one share of Class A Preferred Stock per Series A Right and one share of common stock of the Company per Series B Right. The Rights, which do not have voting privileges, expire on December 11, 2009 but may be redeemed by action of the Board prior to that time for $0.01 per right, subject to certain restrictions.

      Voting Control
      As of December 31, 2001, Federated Development Inc., a wholly owned subsidiary of Federated Development Company ("FEDERATED"), and Mr. Charles E.
Hurwitz beneficially owned (exclusive of securities acquirable upon exercise of stock options) an aggregate of 99.2% of the Company's Class A Preferred Stock and 44.9% of the Company's common stock (resulting in combined voting control of approximately 73.8% of the Company). Mr. Hurwitz is the Chairman of the Board
and Chief Executive Officer of the Company and Chairman and Chief Executive
Officer of Federated. Federated is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof.

16.   Commitments and Contingencies

      Commitments
      Minimum rental commitments under operating leases at December 31, 2001 are as follows: years ending December 31, 2002 - $42.6 million; 2003 - $37.9 million; 2004 - $33.7 million; 2005 - $29.8 million; 2006 - 29.1 million;
thereafter - $46.4 million. Rental expense for operating leases was $46.9 million, $48.6 million and $47.3 million for the years ended December 31, 2001,
2000 and 1999, respectively. The future minimum rentals receivable under subleases at December 31, 2001 were $104.5 million. Minimum rental commitments attributable to Kaiser's operating leases were $197.8 million as of December
31, 2001. Pursuant to the Code, the Debtors may elect to reject or assume unexpired pre-petition leases. At this time, no decisions have been made as to which significant leases will be accepted or rejected.

      The Lake Pointe Plaza building is leased to tenants under operating leases. Building lease terms are for 20 years. Minimum rentals on operating leases are contractually due as follows: 2002 - $11.3 million; 2003 - $11.3 million; 2004 - $10.2 million; 2005 - $9.7 million; 2006 - $10.2 million;
thereafter - $155.8 million.

      Kaiser has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 17), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations are scheduled to expire in 2008. Under the agreements, Kaiser is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. Kaiser's share of the aggregate minimum amount of required future principal payments at December 31, 2001, is $79.4 million which matures as follows: $30.4 million in 2002, $32.0 million in 2003 and $17.0 million in 2006. Kaiser's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $92.0 million - $103.0 million over the past three years. Kaiser also has agreements to supply alumina to and to purchase aluminum from Anglesey.

      Kaiser has a long-term liability, net of estimated sublease income
(included in other noncurrent liabilities), on a building in which Kaiser has not maintained offices for a number of years, but for which it is responsible for lease payments as master tenant through 2008 under a sale-and-leaseback agreement. During 2000, Kaiser reduced its net lease obligation by $17.0 million
(see Note 2) to reflect new third-party sublease agreements which resulted in occupancy and lease rates above those previously projected.

   Aluminum Operations

      Kaiser's contingencies are discussed below. As discussed in Note 1, the
Company believes additional losses related to its investment in Kaiser are not probable. Accordingly, the ultimate resolution of the Kaiser contingencies discussed below are not expected to impact the Company's financial results.

      Impact of Reorganization Proceedings
      During the pendency of the Cases, substantially all pending litigation, except certain environmental claims and litigation, against the Debtors is stayed. Generally, claims arising from actions or omissions prior to the Filing
Date will be settled in connection with the plan of reorganization.

      Environmental Contingencies
      Kaiser is subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of the environmental laws and regulations, and to claims and litigation based upon such laws. Kaiser is subject to a number of claims under the Comprehensive Environmental Response,
Compensation and Liability Act of 1980 (as amended by the Superfund Amendments
Reauthorization Act of 1986, "CERCLA") and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

      Based on Kaiser's evaluation of these and other environmental matters,
Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. During 2001,
Kaiser's ongoing assessment process resulted in Kaiser recording charges of
$13.5 million (included in investment, interest and other income (expense), net;
see Note 2) to increase its environmental accrual. Additionally, Kaiser's environmental accruals were increased during 2001 by approximately $6.0 million in connection with the purchase of certain property. The following table presents the changes in such accruals, which are primarily included in other noncurrent liabilities (in millions):

                                                    YEARS ENDED DECEMBER 31,
                                               -----------------------------------
                                                  2001        2000        1999
                                               ----------  ----------  -----------
Balance at beginning of year.................. $    46.1   $    48.9   $     50.7
Additional accruals...........................      23.1         2.6          1.6
Less expenditures.............................      (8.0)       (5.4)        (3.4)
                                               ----------  ----------  -----------
Balance at end of year........................ $    61.2   $    46.1   $     48.9
                                               ==========  ==========  ===========

      These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and Kaiser's assessment of the likely remediation actions to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $1.3 million to $12.2 million for the years 2002 through
2006 and an aggregate of approximately $24.8 million thereafter.

      As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. Kaiser believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $27.0 million. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, Kaiser is working to resolve certain of these matters.

      Kaiser believes that it has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. However, no amounts have been accrued in the financial statements with respect to such potential recoveries.

      While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, Kaiser's management believes that the resolution of such uncertainties should not have a material adverse effect on
Kaiser's consolidated financial position, results of operations, or liquidity.

      Asbestos Contingencies
      Kaiser has been one of many defendants in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with Kaiser or exposure to products containing asbestos produced or sold by Kaiser. The lawsuits generally relate to products Kaiser has not sold for more than 20 years.

      The following table presents the changes in number of such claims pending for the years ended December 31, 2001, 2000, and 1999.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Number of claims at beginning of year.........................................    110,800     100,000       86,400
Claims received...............................................................     34,000      30,600       29,300
Claims settled or dismissed...................................................    (32,000)    (19,800)     (15,700)
                                                                                ----------  ----------  -----------
Number of claims at end of year...............................................    112,800     110,800       100,000
                                                                                ==========  ==========  ===========
Number of claims at end of period (included above) covered by agreements under
   which Kaiser expects to settle over an extended period.....................     49,700      66,900       31,900
                                                                                ==========  ==========  ===========

      Due to the Cases, holders of asbestos claims are stayed from continuing to prosecute pending litigation and from commencing new lawsuits against the
Debtors. However, during the pendency of the Cases, Kaiser expects additional asbestos claims will be filed as part of the claims process. A separate creditors' committee representing the interests of the asbestos claimants has been appointed. The Debtors' obligations with respect to present and future asbestos claims will be resolved pursuant to a plan of reorganization.

      Kaiser maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed over a 10 year period
(i.e., through 2011). Kaiser's estimate is based on its view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of Wharton Levin
Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. However, there are inherent uncertainties involved in estimating asbestos-related costs, and Kaiser's actual costs could exceed its estimates due to changes in facts and circumstances after the date of each estimate. Further, while Kaiser does not believe there is a reasonable basis for estimating asbestos-related costs beyond 2011 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2011, Kaiser expects that the plan of reorganization process may require an estimation of Kaiser's entire asbestos-related liability, which may go beyond 2011, and that such costs could be substantial.

      Kaiser believes that it has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although Kaiser has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements, and disputes with certain carriers exist. The timing and amount of future recoveries from these and other insurance carriers will depend on the pendency of the Cases and on the resolution of any disputes regarding coverage under the applicable insurance policies. Kaiser believes that substantial recoveries from the insurance carriers are probable and additional amounts may be recoverable in the future if additional claims are added. Kaiser reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of Heller Ehrman White & McAuliffe LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies. During 2000, Kaiser filed suit against a group of its insurers, after negotiations with certain of the insurers regarding an agreement covering both reimbursement amounts and the timing of reimbursement payments were unsuccessful. During October 2001, the court ruled favorably on a number of issues, and during February 2002, an intermediate appellate court also ruled favorably on an issue involving coverage. The rulings did not result in any changes to Kaiser's estimates of its current or future asbestos-related insurance recoveries. Other courts may hear additional issues from time to time.
Moreover, Kaiser expects to amend its lawsuit during the second quarter of 2002 to add additional insurers who may have responsibility to respond for asbestos-related costs. Given the expected significance of probable future asbestos-related payments, the receipt of timely and appropriate payments from such insurers is critical to a successful plan of reorganization and Kaiser's long-term liquidity.

      The following tables present the historical information regarding Kaiser's asbestos-related balances and cash flows (in millions).

                                                                                                December 31,
                                                                                         --------------------------
                                                                                            2001           2000
                                                                                         -----------   ------------
Liability (current portion of $130.0 in both years)......................................$    621.3    $     492.4
Receivable (included in long-term receivables and other assets)(1).......................    (501.2)        (406.3)
                                                                                         -----------   ------------

                                                                                         $    120.1    $      86.1
                                                                                         ===========   ============
----------------

(1)   The asbestos-related receivable was determined on the same basis as the asbestos-related cost accrual. However, no assurances can be given that
      Kaiser will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed Kaiser's aggregate insurance coverage. As of December 31, 2001, and December 31, 2000, $33.0 million and $36.9 million, respectively, of the receivable amounts relate to costs paid by Kaiser. The remaining receivable amounts relate to costs that are expected to be paid by Kaiser in the future.

                                                                     YEAR ENDED DECEMBER 31,
                                                              ------------------------------------     INCEPTION
                                                                 2001        2000         1999          TO DATE
                                                              ----------  ----------  ------------  ---------------
Payments made, including related legal costs...............   $   118.1   $    99.5   $      24.6   $        338.6
Insurance recoveries.......................................       (90.3)      (62.8)         (6.6)          (221.6)
                                                              ----------  ----------  ------------  ---------------
                                                              $    27.8   $    36.7   $      18.0   $        117.0
                                                              ==========  ==========  ============  ===============

      During the pendency of the Cases, all asbestos litigation is stayed. As a result, Kaiser does not expect to make any asbestos payments in the near term.
Despite the Cases, Kaiser continues to pursue insurance collections in respect of asbestos-related amounts paid prior to the Filing Date.

      Kaiser's management continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from Kaiser's underlying assumptions. This process resulted in Kaiser recording charges of $57.2 million, $43.0 million, and $53.2 million (included in investment, interest and other income (expense), see Note 2) in the years ended
December 31, 2001, 2000, and 1999, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by Kaiser and other companies. Additional asbestos-related claims are likely to be filed against Kaiser as a part of the Chapter 11 process.
Kaiser's management cannot reasonably predict the ultimate number of such claims or the amount of the associated liability. However, it is likely that such amounts could exceed, perhaps significantly, the liability amount reflected in
Kaiser's consolidated financial statements, which (as previously stated) is only reflective of an estimate of claims over the next ten-year period. Kaiser's obligations in respect of the currently pending and future asbestos-related claims will ultimately be determined (and resolved) as a part of the overall
Chapter 11 proceedings. It is anticipated that resolution of these matters will be a lengthy process. Kaiser's management will continue to periodically reassess its asbestos-related liabilities and estimated insurance recoveries as the Cases proceed. However, absent unanticipated developments such as asbestos-related legislation, material developments in other asbestos-related proceedings or in
Kaiser's Chapter 11 proceedings, it is not anticipated that Kaiser will have sufficient information to reevaluate its asbestos-related obligations and estimated insurance recoveries until much later in the Cases. Any adjustments ultimately deemed to be required as a result of the reevaluation of Kaiser's asbestos-related liabilities or estimated insurance recoveries could have a material impact on Kaiser's future financial statements.

      Labor Matters
      In connection with the USWA strike and subsequent lock-out by Kaiser, which was settled in September 2000, certain allegations of ULPs were filed with the National Labor Relations Board ("NLRB") by the USWA. Kaiser responded to all such allegations and believes that they were without merit. Twenty-two of twenty-four allegations of ULPs previously brought against Kaiser by the USWA have been dismissed. A trial before an administrative law judge for the two remaining allegations concluded in September 2001. A decision is not expected until sometime after the first quarter of 2002. Any outcome from the trial before the administrative law judge would be subject to additional appeals by the general counsel of the NLRB, the USWA or Kaiser. This process could take months or years. This matter is currently not stayed by the Cases. Kaiser continues to believe that the charges are without merit. While uncertainties are inherent in matters such as this and it is presently impossible to determine the remedy, if any, that may ultimately arise in connection with this matter, Kaiser does not believe that the outcome of this matter will have a material adverse impact on Kaiser's liquidity or financial position. However, no assurances can be given in this regard. Amounts due, if any, in satisfaction of this matter could be significant to the results of the period in which they are recorded. If these proceedings eventually resulted in a final ruling against Kaiser with respect to either allegation, it could be liable for back pay to USWA members at the five plants and such amount could be significant. Any liability ultimately determined to exist in this matter will be dealt with in the overall context of the Debtors' plan of reorganization.

      Forest Products Operations

      Regulatory and environmental matters play a significant role in the
Company's forest products business, which is subject to a variety of California and federal laws and regulations, as well as the HCP and the SYP, dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality.

       The SYP complies with regulations of the California Board of Forestry and
Fire Protection requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and to demonstrate that their projected average annual harvest for any decade within a 100-year planning period will not exceed the average annual harvest level during the last decade of the 100-year planning period. The SYP is effective for 10 years (subject to review after five years) and may be amended by Pacific Lumber, subject to approval by the California Department of Forestry and Fire Protection
(the"CDF"). Revised SYPs will be prepared every decade that address the harvest level based upon reassessment of changes in the resource base and other factors.
The HCP and incidental take permits related to the HCP (the "PERMITS") allow incidental "take" of certain species located on the Company's timberlands which species have been listed as endangered or threatened under the federal
Endangered Species Act (the "ESA") and/or the California Endangered Species Act
(the"CESA") so long as there is no "jeopardy" to the continued existence of such species. The HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable.
The SYP is also subject to certain of these provisions. The HCP and related
Permits have a term of 50 years.

      Under the federal Clean Water Act (the "CWA"), the Environmental
Protection Agency (the "EPA") is required to establish total maximum daily load limits (the "TMDLS") in water courses that have been declared to be "water quality impaired." The EPA and the North Coast Regional Water Quality Control
Board (the "NORTH COAST WATER BOARD") are in the process of establishing TMDLs for 17 northern California rivers and certain of their tributaries, including nine water courses that flow within the Company's timberlands. The Company expects this process to continue into 2010. In December 1999, the EPA issued a report dealing with TMDLs on two of the nine water courses. The agency indicated
that the requirements under the HCP would significantly address the sediment issues that resulted in TMDL requirements for these water courses. However, the
September 2000 report by the staff of the North Coast Water Board proposed various actions, including restrictions on harvesting beyond those required under the HCP. Establishment of the final TMDL requirements applicable to the
Company's timberlands will be a lengthy process, and the final TMDL requirements applicable to the Company's timberlands may require aquatic protection measures that are different from or in addition to the prescriptions to be developed pursuant to the watershed analysis process provided for in the HCP.

      Since the consummation of the Headwaters Agreement in March 1999, there has been a significant amount of work required in connection with the implementation of the Environmental Plans, and this work is expected to continue for several more years. During the implementation period, government agencies had until recently failed to approve THPs in a timely manner. The rate of approvals of THPs during 2001 improved over that for the prior year, and further improvements have been experienced thus far in 2002. However, it continues to be below levels which meet the Company's expectations. Nevertheless, the Company anticipates that once the Environmental Plans are fully implemented, the process of preparing THPs will become more streamlined, and the time to obtain approval of THPs will potentially be shortened.

      Lawsuits are pending and threatened which seek to prevent the Company from implementing the HCP and/or the SYP, implementing certain of the Company's approved THPs, or carrying out certain other operations. On January 28, 1997, an action was filed against Pacific Lumber entitled Ecological Rights Foundation,
Mateel Environmental v. Pacific Lumber (the "ERF LAWSUIT"). This action alleges that Pacific Lumber has discharged pollutants into federal waterways, and seeks to enjoin these activities, remediation, civil penalties of up to $25,000 per day for each violation, and other damages. This case was dismissed by the
District Court on August 19, 1999, but the dismissal was reversed by the U.S.
Ninth Circuit Court of Appeals on October 30, 2000, and the case was remanded to the District Court. On September 26, 2001, the plaintiffs sent Pacific Lumber a
60 day notice alleging that Pacific Lumber continues to violate the CWA by discharging pollutants into certain waterways. Pacific Lumber has taken certain remedial actions since its receipt of the notice.

      On December 2, 1997, an action entitled Kristi Wrigley, et al. v. Charles
Hurwitz, John Campbell, Pacific Lumber, MAXXAM Inc., Scotia Pacific Company LLC,
et al. (the "WRIGLEY LAWSUIT") was filed. This action alleges, among other things, that the defendants' logging practices have contributed to an increase in flooding and damage to domestic water systems in a portion of the Elk River watershed. The Company believes that it has strong factual and legal defenses with respect to the Wrigley lawsuit and ERF lawsuit; however, there can be no assurance that they will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

      On March 31, 1999, an action entitled Environmental Protection Information
Center, Sierra Club v. California Department of Forestry and Fire Protection,
California Department of Fish and Game, The Pacific Lumber Company, Scotia
Pacific Company LLC, Salmon Creek Corporation, et al. (the"EPIC-SYP/PERMITS
LAWSUIT") was filed alleging, among other things, various violations of the CESA and the California Environmental Quality Act, and challenging, among other things, the validity and legality of the SYP and the Permits issued by
California. August 5, 2002, has been set as the trial date. On March 31, 1999, an action entitled United Steelworkers of America, AFL-CIO, CLC, and Donald
Kegley v. California Department of Forestry and Fire Protection, The Pacific
Lumber Company, Scotia Pacific Company LLC and Salmon Creek Corporation
(the"USWA LAWSUIT") was filed also challenging the validity and legality of the
SYP. June 10, 2002, has been set as the trial date. The Company believes that appropriate procedures were followed throughout the public review and approval process concerning the HCP and the SYP, and the Company is working with the relevant government agencies to defend these challenges. Although uncertainties are inherent in the final outcome of the EPIC-SYP/Permits lawsuit and the USWA lawsuit, the Company believes that the resolution of these matters should not result in a material adverse effect on its financial condition, results of operations or the ability to harvest timber.

      On July 24, 2001, an action entitled Environmental Protection Information
Association v. Pacific Lumber, Scotia Pacific Company LLC (the "BEAR CREEK
LAWSUIT") was filed. The lawsuit alleges that Pacific Lumber's harvesting and other activities under certain of its approved and proposed THPs will result in discharges of pollutants in violation of the CWA. The plaintiff asserts that the
CWA requires the defendants to obtain a permit from the North Coast Water Board before beginning timber harvesting and road construction activities in the Bear
Creek watershed, and is seeking to enjoin these activities until such permit has been obtained. The plaintiff also seeks civil penalties of up to $27,000 per day for the defendant's alleged continued violation of the CWA. The Company believes that the requirements under the HCP are adequate to ensure that sediment and pollutants from its harvesting activities will not reach levels harmful to the environment. Furthermore, EPA regulations specifically provide that such activities are not subject to CWA permitting requirements. The Company believes that it has strong legal defenses in this matter; however, there can be no assurance that this lawsuit will not have a material adverse effect on its consolidated financial condition or results of operations.

      While the Company expects environmentally focused objections and lawsuits to continue, it believes that the HCP, the SYP and the Permits should enhance its position in connection with these continuing challenges and, over time, reduce or minimize such challenges.

      OTS Contingency and Related Matters
      On December 26, 1995, the United States Department of Treasury's Office of
Thrift Supervision ("OTS") initiated the OTS action against the Company and others by filing the Notice. The Notice alleged, among other things, misconduct by (the "RESPONDENTS") with respect to the failure of United Savings Association of Texas ("USAT"), a wholly owned subsidiary of United Financial Group ("UFG").
At the time of receivership, the Company owned approximately 13% of the voting stock of UFG. The Notice claimed, among other things, that the Company was a savings and loan holding company, that with others it controlled USAT, and that, as a result of such status, it was obligated to maintain the net worth of USAT.
The Notice made numerous other allegations against the Company and the other
Respondents, including that through USAT it was involved in prohibited transactions with Drexel Burnham Lambert Inc. The hearing on the merits of this matter commenced on September 22, 1997 and concluded on March 1, 1999. On
February 10, 1999, the OTS and FDIC settled with all of the Respondents (except
Mr. Charles Hurwitz (Chairman and Chief Executive Officer of the Company), the
Company and Federated) for $1.0 million and limited cease and desist orders.

      Post hearing briefing concluded on January 31, 2000. In its post-hearing brief, the OTS claimed, among other things, that the remaining Respondents, Mr.
Hurwitz, the Company and Federated, were jointly and severally liable to pay either $821.3 million in restitution or reimbursement of $362.6 million for alleged unjust enrichment. The OTS also claimed that each remaining Respondent should be required to pay $4.6 million in civil money penalties, and that Mr.
Hurwitz should be prohibited from engaging in the banking industry. The
Respondents' brief claimed that none of them has any liability in this matter.
On September 12, 2001, the administrative law judge issued a recommended decision in favor of the Respondents on each claim made by the OTS. The OTS
Director may accept or change the judge's recommended decision. If changed, such a decision would then be subject to appeal by any of the Respondents to the federal appellate court.

      On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC")
filed the Federal Deposit Insurance Corporation, as manager of the FSLIC
Resolution Fund v. Charles E. Hurwitz (the "FDIC ACTION"). The original complaint was against Mr. Hurwitz and alleged damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. In January
1997, the FDIC filed an amended complaint which seeks, conditioned upon the OTS prevailing in its administrative proceeding, unspecified damages from Mr.
Hurwitz relating to amounts the OTS does not collect from the Company and
Federated with respect to their alleged obligations to maintain USAT's net worth. The FDIC may not pursue its claims under the FDIC action if the OTS
Director accepts the judge's recommended decision.

      On May 31, 2000, the Company, Federated and Mr. Hurwitz filed a counterclaim to the FDIC action (the "FDIC COUNTERCLAIM"). The FDIC Counterclaim states that the FDIC illegally paid the OTS to bring claims against the Company,
Federated and Mr. Hurwitz. The Company, Federated and Mr. Hurwitz are asking that the FDIC be ordered to not make any further payments to the OTS to fund the administrative proceedings described above, and seek reimbursement of attorneys'
fees and damages from the FDIC. As of December 31, 2001, such fees were in excess of $35.0 million. The Company, Federated and Mr. Hurwitz intend to pursue this claim vigorously.

      On January 16, 2001, an action was filed against the Company, Federated and certain of the Company's directors entitled Alan Russell Kahn v. Federated
Development Co., MAXXAM Inc., et. al., (the "KAHN LAWSUIT") was filed. The plaintiff purports to bring this action as a stockholder of the Company derivatively on behalf of the Company. The lawsuit concerns the FDIC and OTS actions, and the Company's advancement of fees and expenses on behalf of
Federated and certain of the Company's directors in connection with these actions. It alleges that the defendants have breached their fiduciary duties to the Company, and have wasted corporate assets, by allowing the Company to bear all of the costs and expenses of Federated and certain of the Company's directors related to the FDIC and OTS actions. The plaintiff seeks to require
Federated and certain of the Company's directors to reimburse the Company for all costs and expenses incurred by the Company in connection with the FDIC and
OTS actions, and to enjoin the Company from advancing to Federated or certain of the Company's directors any further funds for costs or expenses associated with these actions. The parties to the Kahn lawsuit have agreed to an indefinite extension of the defendants' obligations to respond to the plaintiffs' claims.

      The Company's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can, under certain circumstances, include amounts other than defense costs, including judgments and settlements.

      Although the OTS Director may change the judge's recommended decision, the
Company believes that the ultimate resolution of the OTS and FDIC matters should not have a material adverse effect on its consolidated financial position, results of operations or liquidity. Furthermore, with respect to the Kahn lawsuit, the Company believes that the resolution of this matter should not result in a material adverse effect on its consolidated financial position, results of operations or liquidity.

      Other Matters
      The Company is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

17.   DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

      In conducting its business, Kaiser uses various instruments to manage the risks arising from fluctuations in aluminum prices, energy prices and exchange rates. Kaiser enters into hedging transactions to limit its exposure resulting from (i) its anticipated sales of alumina, primary aluminum, and fabricated aluminum products, net of expected purchase costs for items that fluctuate with aluminum prices, (ii) the energy price risk from fluctuating prices for natural gas, fuel oil and diesel oil used in its production process, and (iii) foreign currency requirements with respect to its cash commitments to foreign subsidiaries and affiliates.

      As Kaiser's hedging activities are generally designed to lock-in a specified price or range of prices, realized gains or losses on the derivative contracts utilized in these hedging activities (except the impact of those contracts discussed below which have been marked to market) will generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged. See Note 1 for a discussion of the effects of the new accounting requirements under SFAS No. 133, which is being used for reporting results beginning with the first quarter of 2001.

      Because the agreements underlying Kaiser's hedging positions provided that the counterparties to the hedging contracts could liquidate Kaiser's hedging positions if Kaiser filed for reorganization, Kaiser chose to liquidate these positions in advance of the Filing Date. Proceeds from the liquidation totaled approximately $42.2 million. Gains or losses associated with these liquidated positions have been deferred and are being recognized over the original hedging periods as the underlying purchases/sales are still expected to occur. The amount of gains/losses deferred are as follows: gains of $30.2 million for aluminum contracts, losses of $5.0 million for Australian dollars and $1.9 million for energy contracts. The following table summarizes Kaiser's derivative hedging positions at December 31, 2001:

                                                                       CARRYING/
                                                                        MARKET
                    COMMODITY                           PERIOD           VALUE
-------------------------------------------------   ---------------  -------------

Aluminum -
   Option contracts and swaps....................        2002        $       40.8
   Option contracts..............................        2003                11.9
Australian dollars - option contracts............    2002 to 2005             4.0
Energy -
   Natural gas - option contracts and swaps......    1/02 to 3/02            (1.2)
   Fuel oil - swaps..............................    1/02 to 3/02             0.7

      During the first quarter of 2001, Kaiser recorded a mark-to-market benefit of $6.8 million (included in investment, interest and other income (expense))
related to the application of SFAS No. 133. However, starting in the second quarter of 2001, the income statement impact of mark-to-market changes was essentially eliminated as unrealized gains or losses resulting from changes in the value of these hedges began being recorded in other comprehensive income
(see Note 1) based on changes in SFAS No. 133 enacted in April 2001.

      During late 1999 and early 2000, Kaiser entered into certain aluminum contracts with a counterparty. While Kaiser believed that the transactions were consistent with its stated hedging objectives, these positions did not qualify for treatment as a "hedge" under accounting guidelines. Accordingly, the positions were marked-to-market each period. A recap of mark-to-market pre-tax gains (losses) for these positions, together with the amount discussed in the paragraph above, is provided in Note 2. During the fourth quarter of 2001,
Kaiser liquidated all of the remaining positions. This resulted in the recognition of approximately $3.3 million of additional mark-to-market income during 2001.

      As of December 31, 2001, Kaiser had sold forward substantially all of the alumina available to it in excess of its projected internal smelting requirements for 2002 and 2003, respectively, at prices indexed to future prices of primary aluminum.

      Kaiser anticipates that, subject to the approval of the Court and prevailing economic conditions, it may reinstitute an active hedging program to protect the interests of its constituents. However, no assurance can be given as to when or if the appropriate Court approval will be obtained or when or if such hedging activities will restart.

18.   SUBSEQUENT EVENT

      Subsequent to December 31, 2001, Kaiser paid an aggregate of $10.0 million into two separate trusts funds in respect of (i) potential liability obligations of directors and officers and (ii) certain obligations relating to management compensation agreements. These payments will result in an approximate $5.0 million increase in other assets and an approximate $5.0 million charge to selling, administrative, research and development, and general expenses in 2002.

19.   SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
                                                                                           (In millions)
                                                                                            -----------
Supplemental information on non-cash investing and financing activities:
   Repurchases of debt using restricted cash and marketable securities........  $       -   $    52.4   $        -
   Purchases of marketable securities and other investments using restricted
      cash                                                                              -         0.4         15.9

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest.................................  $   186.9   $   183.5   $    189.9
   Income taxes paid, net.....................................................       52.2        19.6         27.0

20.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Summary quarterly financial information for the years ended December 31,
2001 and 2000 is as follows (in millions, except share information):

                                                                           THREE MONTHS ENDED
                                                     --------------------------------------------------------------
                                                        MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                     --------------  --------------  --------------  --------------
2001:
   Net sales.......................................  $       544.4   $       516.2   $       504.1   $       453.5
   Operating income (loss).........................          209.3           (30.2)          (34.3)          (99.4)
   Income (loss) before extraordinary items........           63.4           (44.4)           29.4          (508.0)
   Extraordinary items, net........................            1.9             1.7               -               -
   Net income (loss)...............................           65.3           (42.7)           29.4          (508.0)
   Basic earnings (loss) per common share:
      Income (loss) before extraordinary items.....  $        8.56   $       (6.80)  $        4.09   $      (77.83)
      Extraordinary items, net.....................           0.25            0.27               -               -
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        8.81   $       (6.53)  $        4.09   $      (77.83)
                                                     ==============  ==============  ==============  ==============
   Diluted earnings (loss) per common and common
      equivalent share:
      Income (loss) before extraordinary items.....  $        8.56   $       (6.80)  $        4.08   $      (77.83)
      Extraordinary items, net.....................           0.25            0.27               -               -
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        8.81   $       (6.53)  $        4.08   $      (77.83)
                                                     ==============  ==============  ==============  ==============
2000:
   Net sales.......................................  $       637.6   $       627.1   $       618.3   $       565.0
   Operating income................................           38.5            60.6             1.4            30.1
   Income (loss) before extraordinary items........            3.5            10.3           (17.3)           33.5
   Extraordinary items, net........................            1.4               -             0.6             1.9
   Net income (loss)...............................            4.9            10.3           (16.7)           35.4
   Basic earnings (loss) per common share:
      Income (loss) before extraordinary items.....  $        0.44   $        1.36   $       (2.54)  $        4.51
      Extraordinary items, net.....................           0.18               -            0.07            0.27
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        0.62   $        1.36   $       (2.47)  $        4.78
                                                     ==============  ==============  ==============  ==============
   Diluted earnings (loss) per common and common
      equivalent share:
      Income (loss) before extraordinary items.....  $        0.44   $        1.36   $       (2.54)  $        4.51
      Extraordinary items, net.....................           0.18               -            0.07            0.27
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        0.62   $        1.36   $       (2.47)  $        4.78
                                                     ==============  ==============  ==============  ==============

---------------------

(1)   Basic earnings per share for 2000 have been restated to reflect the dilutive effect of participating convertible preferred securities. See
      Note 1 to the Consolidated Financial Statements.